Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 13, 2002

AMONG

DYNCORP,

COMPUTER SCIENCES CORPORATION

AND

GARDEN ACQUISITION LLC

i

v

EXHIBITS

Exhibit A-1	Form of Restated Certificate of Incorporation of the Surviving Corporation
Exhibit A-2	Form of Amended and Restated Bylaws of the Surviving Corporation
Exhibit B	Form of Confidentiality Agreement
Exhibit C	Form of Rule 145 Affiliate Letter

i

TABLE OF DEFINED TERMS

Defined Term	Section

2001 Financials	Section 2.7
ACMs	Section 2.16(a)
Acquisition	Preamble
affiliate	Section 7.9(a)
Agreement	Preamble
Alternative Transaction	Section 4.4(c)
Applicable Law	Section 2.4(a)
beneficial ownership	Section 7.9(b)
Bid	Section 2.24(k)
business day	Section 7.9(c)
capital stock	Section 7.9(d)
Cash Consideration	Section 1.8(a)
Certificates	Section 1.10
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 1.13
Company	Preamble
Company 401(k) Accounts	Section 4.15(g)
Company Affiliates	Section 2.28
Company Board	Section 2.3(a)
Company Common Stock	Section 2.5(a)
Company Defined Benefits Plans	Section 4.15(b)
Company ESOP Accounts	Section 4.15(g)
Company Financial Adviser	Section 2.26
Company Licensed Software	Section 2.19(d)
Company Marks and Intellectual Properties	Section 2.19(a)
Company Material Adverse Effect	Section 2.1
Company Option Plans	Section 1.11(a)
Company Owned Software	Section 2.19(c)
Company Retirement Plans	Section 4.15(c)
Company SEC Filings	Section 2.6(a)
Company Stock Options	Section 2.5(a)
Company Stock Plans	Section 2.5(a)
Company Stock Rights	Section 2.5(a)
Confidentiality Agreement	Section 4.8(c)
Confirmation Order	Section 2.15
Contracts	Section 2.12(a)
D&O Insurance	Section 4.11(a)
Deferred Restricted Stock	Section 2.5(a)
DGCL	Section 1.1
Disposition Agreements	Section 2.16(c)
Dissenting Shareholders	Section 1.9

ii

Effective Time	Section 1.2
Employee Plans	Section 2.13(a)
Employment Laws	Section 2.13(f)
Environmental Claim	Section 2.14(d)
Environmental Event	Section 2.14(d)
Environmental Laws	Section 2.14(d)
Environmental Permits	Section 2.14(d)
ERISA	Section 2.13(a)
ERISA Affiliate	Section 2.13(a)
Exchange Act	Section 2.6(a)
Exchange Agent	Section 1.10
Exchange Fund	Section 1.10
executory Government Contract	Section 2.24(l)
FCPA	Section 2.24(h)
FMLA	Section 4.15(b)
Fuller-Austin	Section 2.15
Fuller-Austin Asbestos Trust	Section 2.16(a)
Government Contract	Section 2.24(l)
Governmental Entity	Section 2.4(b)
Hazardous Materials	Section 2.14(d)
HIPAA	Section 2.25
HSR Act	Section 2.9(b)
Immaterial Joint Ventures	Section 2.2
Insurance Policies	Section 2.20
IRS	Section 2.13(a)
Joint Venture	Section 2.2
Judgment	Section 2.4(a)
knowledge	Section 7.9(e)
known	Section 7.9(e)
Labor Organization	Section 2.13(f)
Lease	Section 2.18(a)
Liens	Section 2.2
Loss Contract	Section 2.24(e)
Matched Asset Plan	Section 3.10(c)
Material Contracts	Section 2.12(a)
Merger	Section 1.1
Merger Certificate	Section 1.2
Merger Consideration	Section 1.8(a)
NYSE	Section 3.4(b)
Other Party Marks and Intellectual Property	Section 2.19(b)
Parent	Preamble
Parent Benefit Plans	Section 3.10(a)
Parent Common Stock	Section 1.8(a)
Parent Defined Benefit Plans	Section 4.15(b)
Parent ESOP Accounts	Section 4.15
Parent Intellectual Property Rights	Section 3.14(a)

Parent Material Adverse Effect	Section 3.1
Parent Permits	Section 3.8(a)
Parent Rights	Section 3.2(a)
Parent Rights Agreement	Section 3.2(a)
Parent SEC Filings	Section 3.5(a)
Permits	Section 2.10(a)
person	Section 7.9(f)
Preferred Stock	Section 2.5(a)
Proceeding	Section 2.11
Proxy Statement	Section 2.8
Real Property	Section 2.18(a)
S-4	Section 2.8
SEC	Section 2.6(f)
Securities Act	Section 2.6(f)
Share Value	Section 1.8(b)(iii)
Shares	Section 1.8(a)
Stock Appreciation Rights	Section 2.5(a)
Stock Consideration	Section 1.8(a)
Stockholder Approval	Section 2.3(a)
Stockholders Meeting	Section 2.8
Subsidiary	Section 2.2
Superior Proposal	Section 4.4(c)
Surviving Corporation	Section 1.1
Surviving Corporation Employees	Section 4.15(a)
Tax	Section 2.17(l)
Tax Return	Section 2.17(m)
Termination Date	Section 6.1(c)
Termination Fee	Section 6.3
Third Party	Section 4.4(a)
Transition Benefits	Section 4.15(a)
Trigger Date	Section 4.15(g)
Violation	Section 2.10(b)
Uncertificated Shares	Section 1.10(b)
U.S. Government	Section 2.24(m)
WARN Act	Section 2.13(g)

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 13, 2002, is among DYNCORP, a Delaware corporation (the "Company"), COMPUTER SCIENCES CORPORATION, a Nevada corporation ("Parent"), and GARDEN ACQUISITION LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent ("Acquisition").

          WHEREAS, the boards of directors of the Company, Parent and Acquisition each has, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is advisable, is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

ARTICLE 1

THE MERGER

          Section 1.1.  The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate existence of Acquisition shall cease.

          Section 1.2.  Effective Time. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date. The Merger shall become effective at such time as a properly executed and certified copy of the Merger Certificate is duly filed by the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

          Section 1.3.  Closing of the Merger. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Los Angeles time, on the second business day after satisfaction or waiver of the latest to occur of the conditions (other than conditions that by their nature may only be satisfied at the Closing) set forth in Article 5 (or such other date agreed to in writing by the parties hereto) (the "Closing Date"), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto.

          Section 1.4.  Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and

Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.5.  Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated in their entireties to read as set forth on Exhibits A-1 and A-2, respectively, attached hereto, provided that the name of the Surviving Corporation shall be "DynCorp".

          Section 1.6.  Directors. The initial directors of the Surviving Corporation, immediately after the Effective Time, shall be the persons listed on Schedule 1.6 hereto, which directors shall each hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

          Section 1.7. Officers. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

          Section 1.8. Conversion of Shares.

                    (a)     At the Effective Time, each share of common stock, par value $.10 per share, of the Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any Subsidiary of the Company, (ii) each Share held by Parent or Acquisition and (iii) Shares as to which appraisal rights have been perfected under Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of Parent, Acquisition, the Company or the holder thereof, be converted into the right to receive (x) $15.00 in cash, unless otherwise increased pursuant to Section 1.8(c) (the "Cash Consideration") and (y) a fraction of a fully paid and nonassessable share of common stock, $1.00 par value per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio (as defined below) (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock shall include the associated Parent Rights (as such term is defined in Section 3.2(a) hereof). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Exchange Ratio contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                    (b)     For all purposes of this Agreement, the following definitions shall apply:

                              (i)     "Exchange Ratio" means a fraction the numerator of which is $43.00 and the denominator of which is the Parent Price.

                              (ii)    "Parent Price" means the volume-weighted average closing price per share of Parent Common Stock, as reported on the New York Stock Exchange, as reported by Bloomberg, L.P., for the fifteen (15) consecutive trading days immediately preceding (but not including) the trading day immediately preceding the date of the Stockholders Meeting (as defined below); provided, however, that, if the Parent Price, as calculated above, (A) exceeds $38.00, then the Parent Price shall be deemed to be $38.00 or (B) is less than $30.00, then the Parent Price shall be deemed to be $30.00.

                              (iii)    "Share Value" means an amount equal to the sum of (A) the Cash Consideration plus (B) the product of the Exchange Ratio multiplied by the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto).

                     (c)    In the event that the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto), is less than $28.00, then Parent may elect to increase the Cash Consideration by an amount such that, after giving effect to such increase, the Share Value will equal $55.00. Parent shall deliver written notice of such an election to the Company by no later than 12:00, Noon (Los Angeles time), on the day immediately preceding the date of the Stockholders Meeting. Prior to such time and, if Parent notifies the Company that it has elected to exercise its right under this Section 1.8(c), following such notification, the Company shall not be entitled to terminate this Agreement pursuant to Section 6.1(d)(iii).

                    (d)    At the Effective Time, the 100% membership interests in Acquisition held by Parent shall be converted into 1,000 shares of common stock, par value $.01 per share, of the Surviving Corporation.

                    (e)    At the Effective Time, each Share held in the treasury of the Company or held by any of its Subsidiaries and each Share held by Parent or Acquisition immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Acquisition or the Company, be canceled, retired and cease to exist and no payment shall be made with respect thereto.

          Section 1.9.    Appraisal Rights. Holders of Shares who have complied with all requirements for demanding and perfecting appraisal rights as set forth in Section 262 of the DGCL ("Dissenting Shareholders") are entitled to their rights under such laws. Each Share held by Dissenting Shareholders shall not be converted into or represent the right to receive the Merger Consideration set forth above. Dissenting Shareholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262 of the DGCL. Each Share held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration set forth above, without any interest thereon, upon surrender, in the manner provided herein, of the certificate or certificates that formerly evidenced such Shares. The Company shall give Parent prompt written notice of any assertions of appraisal rights or withdrawals of assertions of appraisal rights, and any other instrument in respect thereof received by the Company and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except as required by Applicable Law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 1.10. Exchange of Certificates.

                     (a)    As of the Effective Time, Parent shall deposit with Mellon Investor Services, L.L.C., or, following consultation with the Company, such other agent or agents (the "Exchange Agent") as may be appointed by Parent and Acquisition, for the benefit of the holders of Shares, for exchange in accordance with this Article 1, through the Exchange Agent: (i) an amount of cash sufficient to pay the Cash Consideration with respect to each Share, (ii) certificates representing the number of shares of Parent Common Stock constituting the aggregate amount of the Stock Consideration and (iii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.8 in exchange for outstanding Shares.

                     (b)    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive Merger Consideration pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange for each Share evidenced thereby (x) the Cash Consideration, (y) a certificate representing that number of whole shares of Parent Common Stock constituting the Stock Consideration and (z) if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent also shall mail a letter of transmittal to each record holder of uncertificated Shares held in book-entry form, as evidenced on the Company's stock ledger as of the Effective Time ("Uncertificated Shares"). Any Uncertificated Shares (other than Uncertificated Shares held by Dissenting Shareholders) shall be deemed surrendered to the Exchange Agent at the Effective Time. Upon delivery of a duly executed letter of transmittal, each record holder of Uncertificated Shares shall be entitled to receive the Merger Consideration for each such Uncertificated Share, without any other action on the part of such holder. The Company acknowledges and agrees that Parent, Acquisition and the Surviving Corporation shall rely solely on the stock ledger of the Company as of the Effective Time for purposes of determining the record holders of Uncertificated Shares and that none of Parent, Acquisition or the Surviving Corporation shall have any liability or obligation to pay Merger Consideration to any person other than holders of certificated Shares and the record holders of Uncertificated Shares, in each case, in accordance with the terms hereof.

                     (c)    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of Applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

                     (d)    In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent, may, in its discretion, require the delivery of a suitable bond and/or indemnity.

                    (e)    The Merger Consideration paid to the holders of Shares upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

                    (f)    No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall, upon surrender of his or her Certificate or Certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto), by the fractional share interest (rounded down to the nearest hundredth) to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

                    (g)    Any portion of the Exchange Fund (or any interest or other income earned thereon) which remains undistributed to the stockholders of the Company for twelve months after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claim for Merger Consideration and any applicable dividends or distributions with respect to Parent Common Stock, as the case may be, without interest thereon.

                    (h)    Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 1.10(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

                    (i)    Neither Parent nor the Company shall be liable to any holder of Shares, or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                     (j)    Any amounts remaining in the Exchange Fund that are unclaimed by holders of Shares three (3) years after the Effective Time (or such earlier date immediately prior to such time when amounts would otherwise escheat to or become the property of any Governmental Entity) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interests of any person previously entitled thereto.

          Section 1.11.    Stock Options and Deferred Restricted Stock.

                    (a)    Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary, including obtaining the consent of the individual option holders, to provide for the cancellation, effective at the Effective Time, of all the outstanding Company Stock Options (as defined in Section 2.5(a)), whether vested or unvested, without any payment therefor except as otherwise provided for herein. In consideration for the cancellation of each Company Stock Option, immediately prior to the Effective Time, the Company shall pay to the holder thereof an amount in cash equal to the excess (if any) of (x) the Share Value over (y) the aggregate exercise price, if any, of such Company Stock Option as in effect immediately prior to the Effective Time (the "Option Consideration"); provided, however, that if the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto), is less than $28.00 and Parent exercises its right under Section 1.8(c), then, for purposes of this Section 1.11(a), the Share Value shall be $55.00. Any payment made hereunder shall be subject to all applicable federal, state and local tax withholding requirements.

                     (b)    Prior to the Effective Time, each award with respect to Deferred Restricted Stock (as defined in Section 2.5(a)) that has been granted by the Company under a Company Stock Plan (as defined herein) shall become fully vested and the holder thereof shall be entitled to receive the Merger Consideration as if the shares of Company Common Stock in respect of such award were issued and outstanding as of the Effective Time.

                     (c)    As of the Effective Time, all Company Stock Plans shall terminate and all rights under any provision of any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled. At and after the Effective Time, no person shall have any right under the Company Stock Options or Deferred Restricted Stock or the Company Stock Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the Option Consideration or Merger Consideration, as described above. The Company will use its reasonable best efforts to obtain all necessary consents to ensure that, after the Effective Time, holders of Company Stock Options will have no rights with respect thereto other than the rights to receive the Option Consideration in cancellation and settlement thereof.

          Section 1.12.    Withholding Rights. Each of the Company, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article 1 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law, including any withholding from any payment that is treated as wages or compensation for the performance of services. To the extent that amounts are so withheld by the Company, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Stock Rights in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or Parent, as the case may be.

          Section 1.13. Income Tax Treatment. The parties hereto intend that the Merger and the payment of the Merger Consideration be treated as a taxable purchase of the Shares by Parent, and not as a "reorganization" (as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code")) or other nontaxable or tax deferred transaction, for federal income tax purposes.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Acquisition that:

          Section 2.1.    Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect (as hereinafter defined). The Company has heretofore made available to Parent complete and correct copies of its minute books and its certificate of incorporation and bylaws, which are in full force and effect as of the date hereof, and no other organizational documents are applicable to or binding upon the Company. As used herein, "Company Material Adverse Effect" shall mean any event, circumstance, change or effect, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (i) the business, operations, properties, assets, condition (financial or other) or operating results of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement; provided that (x) changes in the general economy or in the financial markets and (y) any change, circumstance or event contemplated by this Agreement, shall not, in and of themselves, constitute a Company Material Adverse Effect. Without limiting the generality of the foregoing, a Company Material Adverse Effect shall include any event, circumstance, change or effect, individually or in the aggregate, that is reasonably likely to (i) substantially impede the Company and its Subsidiaries, taken as a whole, from (A) entering into Contracts with the United States government or any department or agency thereof or (B) obtaining or retaining any security clearances reasonably necessary for the performance of existing material Contracts with the United States government or any department or agency thereof, or (ii) result in the suspension or debarment of the Company or any of its Subsidiaries by the United States government or any department or agency thereof.

          Section 2.2.    Subsidiaries.

                    (a)    Schedule 2.2(a) sets forth the name, jurisdiction of incorporation or formation and capitalization of each of the Company's Subsidiaries (as hereinafter defined) and Joint Ventures (as hereinafter defined), including the interest of the Company and its Subsidiaries therein. Other than as set forth in Schedule 2.2(b), the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into or exchangeable or exercisable for capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other similar non-corporate business enterprise. Each Company Subsidiary and, to the knowledge of the Company, each of its Joint Ventures, is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each Company Subsidiary and, to the knowledge of the Company, each of its Joint Ventures, is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties and assets owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Acquisition complete and correct copies of the minute books and the charter and bylaws (or other organizational documents) of all of its Subsidiaries and Joint Ventures, which organizational documents are in full force and effect as of the date hereof, and no other organizational documents are applicable to or binding upon such Subsidiaries and Joint Ventures.

                     (b)    Except as set forth on Schedule 2.2(b), all the outstanding shares of capital stock of, or other ownership interests in, each Company Subsidiary and Joint Venture that are owned by the Company or by a Subsidiary of the Company are validly issued or granted and, with respect to corporations or limited liability companies, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights) and are owned by the Company or by a wholly-owned Subsidiary of the Company, free and clear of any liens, claims, charges, encumbrances or adverse claims ("Liens"), and there are no proxies outstanding or restrictions on voting with respect to any such shares.

                    For purposes of this Agreement, (i) the term "Subsidiary" shall mean, with respect to any person, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned by such person and/or one or more other of its Subsidiaries and (ii) the term "Joint Venture" shall mean, with respect to any person, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which such person, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions; provided, however, that the term "Joint Venture" shall not include the corporations or other entities set forth on Schedule 2.2(b) (collectively, the "Immaterial Joint Ventures").

                     (c)    Neither the Company nor any of its Subsidiaries or Joint Ventures owns, directly or indirectly, more than five percent (5%) of the capital stock of any Immaterial Joint Venture or has the voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions of any Immaterial Joint Venture. Neither the Company nor any of its Subsidiaries or Joint Ventures is a general partner or managing member of any Immaterial Joint Venture. Neither the Company nor any of its Subsidiaries or Joint Ventures has entered into any commitment or agreement, or is otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Immaterial Joint Venture or has a capital account with respect to any Immaterial Joint Venture in excess of $25,000.

          Section 2.3.    Authority Relative to this Agreement; Recommendation.

                    (a)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, with respect to consummation of the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Stockholder Approval"). This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by Parent and Acquisition, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                     (b)    The Company Board, at a meeting duly called and held, has resolved to recommend that the stockholders of the Company approve and adopt this Agreement. The Stockholder Approval is the only vote of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. Neither Section 203 of the DGCL nor any other state takeover statute is applicable to the Merger or the other transactions contemplated hereby. The Company Board, at a meeting duly called and held, amended the bylaws of the Company to render the "right of first refusal provision" of the Company's bylaws inapplicable to the Merger and the other transactions contemplated by this Agreement.

          Section 2.4.    Noncontravention; Consents and Approvals.

                     (a)    The execution and delivery of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its Subsidiaries or Joint Ventures; (ii) except as set forth on Schedule 2.4(a), result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license; (iii) subject to the filings and other matters referred to in Section 2.4(b), violate any rule, regulation, statute, ordinance, guideline, code or other legally enforceable requirement (including common law) applicable to the Company or any of its Subsidiaries or Joint Ventures or any of their respective properties ("Applicable Law") or any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal ("Judgment"), applicable to the Company or any of its Subsidiaries or Joint Ventures currently in effect; or (iv) result in the creation or imposition of any Lien upon any asset of the Company or any of its Subsidiaries or Joint Ventures, other than, in the case of clauses (ii) and (iv) above, such as would not, individually or in the aggregate, have a Company Material Adverse Effect.

                     (b)    No consent, approval, order or authorization of, or declaration, registration or filing with, or notice to, any nation or government or multinational body, any state, agency, commission or other political subdivision thereof or any entity (including a court) exercising executive, legislative, judicial or administration functions of or pertaining to government ("Governmental Entity") is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance by the Company with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or similar statutes or regulations of foreign jurisdictions, (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filing with the SEC of (1) the Proxy Statement in definitive form for distribution to the stockholders of the Company in advance of the Stockholders Meeting in accordance with Regulation 14A promulgated under the Exchange Act and (2) such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as are listed on Schedule 2.4(b) and (v) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of the Company to consummate the transactions contemplated hereby or the ability of the Surviving Corporation or any of its Subsidiaries to conduct its business after the Effective Time substantially as currently conducted by the Company or such Subsidiary.

          Section 2.5.    Capitalization.

                     (a)    The authorized capital stock of the Company consists solely of 20,000,000 shares of common stock, par value $0.10 per share ("Company Common Stock"), and 123,711 shares of Class C Convertible Preferred Stock, par value $0.10 per share ("Preferred Stock"). As of the date hereof, (i) 10,688,632 shares of Company Common Stock are issued and outstanding, (ii) 2,040,085 shares of Company Common Stock are issued and held in the treasury of the Company, (iii) 1,606,875 shares of Company Common Stock are reserved for issuance upon exercise of outstanding common stock options and (iv) 103,176 shares of Company Common Stock are reserved for issuance in connection with deferred awards of restricted stock. As of the date hereof, (x) 572,801 of the shares of Company Common Stock issued and outstanding are evidenced by certificates and (y) 10,115,830.867 of the shares of Company Common Stock issued and outstanding are issued in uncertificated form. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. As of the date hereof, there are outstanding (A) options to acquire 1,606,875 shares of Company Common Stock with an average exercise price of $23.1251 per share (the "Company Stock Options"), (B) stock appreciation rights with respect to 9,000 shares of Company Common Stock with an average exercise price of $27.6667 (the "Stock Appreciation Rights") and (C) 103,176 shares of restricted stock of the Company the award of which has been deferred (the "Deferred Restricted Stock"). Each of the Company's stock option plans and restricted stock plans (the "Company Stock Plans") and stock options, restricted stock awards and stock appreciation rights outstanding on the date hereof, including the Company Stock Options, Stock Appreciation Rights and Deferred Restricted Stock (the "Company Stock Rights"), are described on Schedule 2.5(a), including, without limitation, information concerning the date of vesting of such options or the lapse of restrictions on such restricted stock, strike prices of such options and stock appreciation rights and the acceleration of such vesting or removal of such restrictions, in either case, by virtue of the Merger or the other transactions contemplated hereby. No bonds, debentures, notes or other indebtedness of the Company or any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Subsidiary of the Company may vote are issued or outstanding. Except as set forth above, there are outstanding (A) no shares of capital stock or other voting securities of the Company, (B) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (C) no options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights. All of the outstanding shares of Company Common Stock are and all shares of Company Common

Stock which may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

                    (b)    Except as described above or as set forth on Schedule 2.5(a), none of the Company and its Subsidiaries has or is subject to or bound by or, at or after the Effective Time will have or be subject to or bound by, any outstanding option, warrant, call, subscription or other right (including any preemptive or similar right), agreement or commitment which (w) obligates the Company or any Subsidiary of the Company to issue, sell or transfer, or repurchase, redeem or otherwise acquire, any shares of the capital stock of the Company or any Subsidiary of the Company, (x) obligates the Company or any of its Subsidiaries to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity, (y) restricts the transfer of any shares of capital stock of the Company or any of its Subsidiaries, or (z) relates to the holding, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

                    (c)    Except as described above or as set forth on Schedule 2.5(a), there are no stock appreciation, phantom stock or other equity-based awards outstanding under any employee incentive or benefit plan or program or arrangement or non-employee director plan maintained by the Company.

                    (d)    Schedule 2.5(d) sets forth a true and complete statement of the borrowing limit under all loan agreements (including indentures) of the Company and its Subsidiaries and a true and complete statement of the total indebtedness of the Company and its Subsidiaries outstanding under such agreements as of December 9, 2002. Other than the loan agreements (including indentures) set forth on Schedule 2.5(d), no indebtedness of the Company or any of its Subsidiaries contains any restriction on (i) the prepayment of indebtedness by the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries, (iii) the ability of the Company or any of its Subsidiaries to declare or make any dividends or other distributions to the owners of its capital stock or (iv) the ability of the Company or any of its Subsidiaries to grant a Lien on the properties or assets of the Company or any of its Subsidiaries. Other than the loan agreements (including indentures) set forth on Schedule 2.5(d), no indebtedness of the Company or its Subsidiaries will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such indebtedness (with or without lapse of time or notice or both) as a result of this Agreement, the Merger or the other transactions contemplated hereby.

                    (e)     Except as set forth on Schedule 2.5(e), neither the Company nor any of its Subsidiaries have entered into any commitment or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Joint Venture or any other person.

          Section 2.6.    SEC Filings.

                    (a)    The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1999, each of which, has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder each as in effect on the dates such forms, reports and documents were filed. The Company has heretofore made available to Parent, in the form filed with the SEC (including any amendments thereto and all exhibits), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 30, 1999, December 28, 2000 and December 27, 2001, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1999 and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 1999 (all of the foregoing, as amended collectively, the "Company SEC Filings"). None of such Company SEC Filings, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed or as amended, if applicable, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

                     (b)    The Company has heretofore made available or promptly will make available to Parent a complete and correct copy of any amendments or modifications, which are or will be required to be filed with the SEC but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act and (ii) the Company SEC Filings themselves. Except as set forth on Schedule 2.6(b), the Company has responded to all comment letters received by the SEC relating to the Company SEC Filings and, to the knowledge of the Company, the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has heretofore made available to Parent correct and complete copies of all correspondence with SEC occurring within the last three (3) years.

          Section 2.7.    Financial Statements. The consolidated balance sheet of the Company as of December 27, 2001 and the related statements of operations, cash flows and changes in stockholders equity for the year then ended, certified by Deloitte & Touche LLP (the "2001 Financials"), and the financial statements of the Company included in the Company SEC Filings (i) have been prepared from and are in accordance with the books and records of the Company and its consolidated Subsidiaries, and (ii) have been prepared in accordance with generally accepted accounting principles consistently applied and consistent with prior periods (except as may be indicated in the notes thereto or as described on Schedule 2.7), subject, in the case of unaudited interim consolidated financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. The consolidated balance sheets of the Company included in the 2001 Financials and the Company SEC Filings fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the related consolidated statements of operations, cash flows and stockholders' equity included in the 2001 Financials and the Company SEC Filings fairly present the consolidated results of operations of the Company and its consolidated Subsidiaries for the respective periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures. Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by generally accepted accounting principles to be reflected in the Company's consolidated balance sheet (or reflected in the notes thereto), except for those (i) that are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the 2001 Financials or the Company SEC Filings, or (ii) that were incurred subsequent to September 26, 2002 that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. The reserves reflected in the Company's consolidated balance sheet as of December 27, 2001 included in the Company SEC Filings have been calculated in accordance with generally accepted accounting principles.

          Section 2.8.    Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger (the "Stockholders Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          Section 2.9.    Absence of Certain Changes or Events. Except as (i) disclosed in the Company SEC Filings, (ii) set forth on Schedule 2.9 or (iii) as contemplated by this Agreement, since December 27, 2001, (a) the Company and its Subsidiaries and, to the knowledge of the Company, its Joint Ventures, have conducted their respective businesses in the ordinary course of business consistent with past practices and (b) there have not occurred any events, changes or circumstances that have had or would be reasonably likely to have a Company Material Adverse Effect.

          Section 2.10.    Compliance with Laws; No Default.

                     (a)    Neither the Company nor any of its Subsidiaries is in default under or in material violation of (i) any order of any Governmental Entity or arbitration board or tribunal or (ii) any Applicable Law (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices). The Company and each of its Subsidiaries holds all material permits, licenses, certificates, approvals, franchises or other governmental authorizations (the "Permits") necessary to the ownership of its properties or to the conduct of its business as presently conducted and at each location where such business is being conducted, except that no representation or warranty is made in this Section 2.10(a) with respect to Environmental Permits (as defined in Section 2.14 below). Except as set forth on Schedule 2.10(a), (i) all such Permits are in full force and effect and are validly held by the Company or a Subsidiary of the Company, (ii) the Company and each of its Subsidiaries are in material compliance with the terms of such Permits and neither the Company nor any of its Subsidiaries, has engaged in any activity that would cause or permit the revocation of or suspension of any such Permit, (iii) no action or proceeding that could result in the revocation or suspension of any such Permit is pending or, to the knowledge of the Company, threatened by any Governmental Entity, (iv) there are no existing defaults or events of default or event or state of facts that with the lapse of time or notice or both would constitute a default by the Company or any of its Subsidiaries under any such Permit, (v) the Company has no knowledge of any claimed or purported or alleged defaults or state of facts that with the lapse of time or notice or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any such Permit, (vi) none of such Permits will be subject to any suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (vii) neither the Company nor any of its Subsidiaries has received any warning, notice, notice of violation or probable violation, statement of deficiencies, notice of revocation, or other written communication from or on behalf of any Governmental Entity that remains unresolved or which has resulted in any restriction on the permissible operations of the Company or any of its Subsidiaries, alleging (A) any violation of any such Permit or of any Applicable Law or (B) that the Company or any of its Subsidiaries requires any Permit for the operation of their respective business, as such businesses are currently being conducted, that is not currently held by the Company or such Subsidiary.

                     (b)    Except as set forth on Schedule 2.10(b), no violation of, default or event of default under, loss of benefit under, or right to terminate or accelerate (a "Violation") exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (i) the certificate or articles of incorporation or by-laws (or other organizational documents) of the Company or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment, instrument or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound except in the case of (i) and (ii) for Violations which, individually or in the aggregate, would not have a Company Material Adverse Effect. Each material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment, instrument or license to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound is in full force and effect and is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company or any such Subsidiary thereunder.

          Section 2.11.    Litigation. Other than as set forth on Schedule 2.11, no action, suit, investigation, proceeding or claim (each, a "Proceeding") is pending against or affecting the Company or any of its Subsidiaries, or their respective properties or rights, before any Governmental Entity or arbitration board or tribunal that (i) if adversely determined, could reasonably be expected to result in damages in excess of $5 million or (ii) requests material injunctive relief, and, to the knowledge of the Company, no Proceeding of the foregoing nature that could reasonably be expected to be adversely determined has been threatened. None of the items set forth on Schedule 2.11 and no other Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or their respective properties or rights, before any Governmental Entity or arbitration board or tribunal, would be reasonably likely, if adversely determined, to result in a Company Material Adverse Effect. Except as publicly disclosed by the Company in the Company SEC Filings, none of the

Company or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Company Material Adverse Effect or would prevent or delay the consummation of the transactions contemplated hereby. With respect to actions, suits, investigation, proceedings and claims disclosed in the Company SEC Filings filed prior to the date of this Agreement, since December 27, 2001, there have not been any material developments with respect thereto, except as disclosed in the Company SEC Filings filed prior to the date of this Agreement.

          Section 2.12.    Certain Contracts and Arrangements.

                    (a)    Except as set forth in the Company SEC Filings or set forth on Schedule 2.12(a), none of the Company and its Subsidiaries is a party to or bound by any contract, agreement, instrument, plan or understanding (each, a "Contract") that is material to the Company and its Subsidiaries, taken as a whole, and which is to be performed in whole or in part (or under which the Company or such Subsidiary may have a contingent obligation to be performed) at or after the date of this Agreement. Schedule 2.12(a) sets forth a true and complete list of all Contracts of the following nature (collectively, the "Material Contracts"):

                              (i)    each Contract filed as an exhibit to an annual report on Form 10-K of the Company pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act and, if entered into following the filing of the most recent annual report, each Contract that would have been required to be filed as an exhibit to such annual report if entered into prior to the filing thereof;

                               (ii)   Contracts that materially restrict the Company or any of its affiliates (other than any Joint Venture of the Company) from competing in any line of business or with any person in any geographical area, other than the "teaming" agreements entered into in connection with joint bids for Contracts and which only impose restrictions relating to such bid or Contract;

                              (iii)  Contracts with any affiliate of the Company that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

                              (iv)   (A) executory Contracts involving (1) the acquisition, merger or purchase of all or substantially all of the assets or business of any person involving aggregate consideration of $10 million or more, (2) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $5 million or more, or (3) the grant to any person of any preferential rights to purchase any material amount of its assets and (B) Contracts (other than customer Contracts entered into in the ordinary course of business consistent with past practice) under which the Company or any of its Subsidiaries may have any continuing indemnification obligation or any other contingent liability that could reasonably be expected to exceed $1 million in the aggregate;

                              (v)    executory Contracts involving the receipt or payment by the Company or any of its Subsidiaries of amounts in excess of $30 million per Contract during any twelve month period or $150 million over the life of such Contract;

                              (vi)   Contracts that contain a "change of control" or similar provision regarding the Company;

                              (vii)  Contracts, including mortgages or other grants of security interests, guarantees and notes, relating to the borrowing of money;

                              (viii) Contracts to indemnify for any material Environmental Claim or any other material liability or cost with respect to any Environmental Law;

                              (ix)   Contracts that would prohibit or delay the consummation of the Merger or any of the transactions contemplated by this Agreement; and

                              (x)    Contracts not otherwise described in any of clauses (i) through (ix) above that are material to the Company and its Subsidiaries, taken as a whole.

                     (b)    Each Material Contract is valid and binding on the Company (or to the extent that a Subsidiary of the Company is a party thereto, such Subsidiary) and is in full force and effect, and the Company or such Subsidiary and, to the knowledge of the Company, each other party thereto, has performed in all material respects all obligations required to be performed by its to date under such Material Contract. Except as set forth on Schedule 2.12(b)(i), neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation or default that has not been cured under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract by either the Company or any of its Subsidiaries, as the case may be, or any other party to a Material Contract. Original or true, correct and complete copies of all Material Contracts have been made available to Parent and Acquisition. Except as set forth on Schedule 2.12(b)(ii), neither the Company nor any of its Subsidiaries has any material power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as a guarantor, surety, co-signer, endorser, co-maker or the like in respect of the obligations of any person, other than the Company or a Subsidiary of the Company.

                    (c)    With respect to each of the Company's Joint Ventures, the Company has disclosed and made available to Parent and Acquisition true, correct and complete copies (or descriptions of oral agreements, if any) of all agreements to which the Company or any of its Subsidiaries or Joint Ventures is a party which contain any change of control provisions, put options or call options related to the interests in the Joint Venture, rights of first refusal or other similar provisions or any provisions that are reasonably likely to affect the ability of Parent or Acquisition together with the remaining co-owners of each such entity, to direct and control such entity's business operations as a result of the consummation of the Merger. Except as set forth on Schedule 2.12(c), to the knowledge of the Company, no Joint Venture has any material liability for which the Company or any of its Subsidiaries may be held liable.

          Section 2.13.    Employee Benefit Plans; Labor Matters.

                    (a)    Schedule 2.13(a) lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee or director of the Company or any of its Subsidiaries, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of Section 414 of the Code (an "ERISA Affiliate"), as well as each plan with respect to which the Company, a Company Subsidiary or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Employee Plans"). The Company has made available to Parent a copy of (i) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service (the "IRS") for each Employee Plan, including any actuarial and auditor reports required to be filed with the annual reports, (ii) the most recent plan documents and related trust documents, adoption agreements, nondiscrimination test reports for the last 3 years, and all amendments thereto for each such Employee Plan, including, in the case of any Employee Plan not set forth in writing, a written description thereof, (iii) the most recent summary plan descriptions for each Employee Plan, (iv) the most recent favorable IRS determination letter and antecedent application materials, and (v) the most recent funding and service agreements and most current insurance policies or contracts with respect to the Employee Plans.

                     (b)    To the knowledge of the Company, except as disclosed on Schedule 2.13(b), (i) none of the Company, its Subsidiaries or ERISA Affiliates maintains or has an obligation to contribute to retiree health plans which provide for continuing benefits or coverage for current or former officers or employees of the Company, any of its Subsidiaries or ERISA Affiliates except as may be required under Part 6 of Title I of ERISA and at the sole expense of the participant or the participant's beneficiary (ii) none of the Employee Plans is a "multi-employer plan" as such term is defined in Section 3(37) of ERISA, a "multiple employer plan" as such term is defined in Section 4063 or 4064 of ERISA, or subject to Title IV of ERISA; (ii) no officer, director or employee of the Company, a Company Subsidiary or an ERISA Affiliate has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to any Employee Plan; (iii) all Employee Plans are in compliance in all material respects both with their terms and in operation with the requirements prescribed by all Applicable Laws (including ERISA and the Code) currently in effect with respect thereto, and the Company, its Subsidiaries and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, any of the Employee Plans; (iv) each Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a determination letter from the Internal Revenue Service ("IRS") that each such plan and trust is so qualified, or an application for such letter has been timely filed and is currently pending before the IRS, and no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of such Employee Plan that may not be corrected through the IRS Employee Plans Compliance Resolution System (or any successor thereto); (v) all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code (without regard to any waivers of such requirements) or the terms of the Employee Plan, have been made on or before their due dates (including any contractual or statutory grace periods); (vi) other than routine claims for benefits, there is no claim pending or to the knowledge of the Company, threatened, involving any Employee Plan by any person against such Employee Plan, the Company, any Subsidiary or any ERISA Affiliate; (vii) there is no pending or, to the knowledge of the Company, threatened claim or investigation involving any Employee Plan by the Department of Labor or any other Governmental Entity; (viii) except as set forth on Schedule 2.13(b)(viii), each of the Employee Plans which is an employee benefit plan within the meaning of Section 3(3) of ERISA can be terminated by the Company at no additional cost upon 30 days notice; and (ix) with respect to any Employee Plan which is a "group health plan" as such term is defined in Section 5000(b)(i) of the Code, the Company, each Subsidiary and the ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

                     (c)    Except as set forth on Schedule 2.5(a), no person who holds any Company Stock Rights pursuant to any Company Stock Plan. Other than the automatic vesting of Company Stock Rights that may occur without any action on the part of the Company or its officers or directors or as otherwise contemplated by this Agreement, the Company has not taken any action that would result in any Company Stock Rights that are unvested becoming vested or their terms being extended in connection with or as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                     (d)    The Company has made available to Parent (i) a schedule listing all officers and members of senior management of the Company including each individual's job title, current salary and target bonus; (ii) copies of all employment agreements with officers and members of senior management of the Company; (ii) copies of all agreements with any former employee of the Company obligating the Company to make annual cash payments in an amount exceeding $200,000; (iii) copies (or descriptions) of all current and proposed severance agreements, programs and policies of the Company with or relating to its employees; and (iv) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

                     (e)    Except as contemplated by this Agreement, there shall be no payment, accrual of additional benefits, acceleration of payments, vesting, or term extension of any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.13 solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

                     (f)    Except as set forth on Schedule 2.5(a) or Schedule 2.13(f), during the past three years, neither the Company nor any of its Subsidiaries has been, or is currently, a party to any collective bargaining agreement or other labor agreement with any union, labor organization, employee group or association or works council (each, a "Labor Organization") or to any work rules or practices agreed to with any Labor Organization applicable to employees of the Company or any of its Subsidiaries and there has not been any material activity or proceeding of any Labor Organization to organize any such employees. Except as set forth on Schedule 2.13(f), (i) the Company and its Subsidiaries are in compliance in all material respects with all applicable laws regarding employment and employment practices, occupational safety and health and wages and hours ("Employment Laws") and, to the knowledge of the Company, are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other similar law; (ii) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board; (iii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iv) there are no representation claims or petitions pending before the National Labor Relations Board or any other Governmental Entity; and (v) there are no material pending grievances and there are no arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement or other labor agreement; (vi) there are no employment agreements, employee handbooks or employee manuals of the Company or any of its Subsidiaries; (vii) to the knowledge of the Company, no charges or complaints with respect to or relating to the Company or any of its Subsidiaries are pending before, and, except for matters that have been resolved, neither the Company nor any of its Subsidiaries has received any notice of intent to conduct an investigation from, the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (viii) except for matters that have been resolved, none of the Company or any of its Subsidiaries has received notice of the intent of any federal, state or local agency responsible for the enforcement of labor or employment laws, including, but not limited to, the Secretary of Labor and the Office of Federal Contract Compliance Programs, to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress; and (ix) no judicial or administrative complaints, lawsuits or other proceedings are pending against the Company or any of its Subsidiaries in any forum by or on behalf of any current or former employee, any applicant for employment or director of the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries engaged in any conduct that constitutes, or could reasonably be expected to constitute, a breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship and, to the knowledge of the Company, no such proceedings that would reasonably be regarded by the Company to result in significant liability have been threatened in writing .

                    (g)    Except as set forth on Schedule 2.13(g), during the past three years, neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act (the "WARN Act")) or (ii) a "mass layoff" (as defined in the WARN Act), nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation that could result in a material liability of the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have complied in all material respects with the provisions of the WARN Act and do not expect to incur any material liabilities under the WARN Act prior to the consummation of the transactions contemplated by this Agreement.

                    (h)    Except as set forth on Schedule 2.13(h), neither the Company nor any of its Subsidiaries maintains any Employee Plan which is subject to any laws, regulations, or jurisdiction outside the United States.

          Section 2.14.    Environmental Laws and Regulations. Except as described on Schedule 2.14:

                    (a)    The Company and each of its Subsidiaries is, and within the period of all applicable statutes of limitation has been, in material compliance with all applicable

Environmental Laws. The Company and each of its Subsidiaries reasonably believes that each of them will, and will not incur material expense to, timely attain or maintain compliance with any Environmental Laws applicable to any of their current operations or properties or to any of their planned operations with respect to properties currently or formerly owned or leased by the Company or any of its Subsidiaries. The Company has heretofore made available to Parent true, complete and correct copies of all Environmental Reports in the Company's possession prepared since January 1, 2000 regarding the Company's or its Subsidiaries' compliance with Environmental Laws.

                    (b)    The Company and each of its Subsidiaries holds all Environmental Permits (each of which is in full force and effect) required to be held by the Company or such Company Subsidiary for any of their current operations and for any property owned, leased, or otherwise operated by any of them, and are, and within the period of all applicable statutes of limitation have been, in material compliance with all such Environmental Permits. The Company and each of its Subsidiaries reasonably believes that each of their Environmental Permits currently in effect will be renewed effective prior to the expiration of such Environmental Permit and without material expense to any of them.

                    (c)    No material Environmental Claim is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law. No storage, disposal, release or threatened release of Hazardous Materials or other conditions are present on any property currently or, to the knowledge of the Company, formerly owned, leased, or operated by the Company or any of its Subsidiaries, or at any other location, that are reasonably likely to form the basis of any material Environmental Claim against the Company or any of its Subsidiaries or against any Person (including any predecessor of the Company or any of its Subsidiaries) whose liability the Company or any of its Subsidiaries retained or assumed either contractually or by operation of law.

                     (d)    For purposes of this Agreement, the terms below shall have the following meanings:

                    "Environmental Claim" means any administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance, violation, or liability, by any person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location and any exposure of Persons to such Hazardous Materials at any location, (ii) conditions forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise based upon obligations or liabilities under any Environmental Law.

                    "Environmental Laws" means any and all Applicable Laws regulating, relating to or imposing liability or obligations concerning protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or Hazardous Materials.

                    "Environmental Permits" means all Permits under any Environmental Law.

                    "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may affect the Company or any of its Subsidiaries.

                    "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof), petroleum products, asbestos, asbestos-containing materials, pollutants, contaminants, radioactivity and all other materials, whether or not defined as such, that are regulated pursuant to or that could reasonably be expected to result in liability under any applicable Environmental Laws.

          Section 2.15.    Fuller-Austin Bankruptcy. The Company has previously made available to Parent true, correct and complete copies of the (i) Disclosure Statement With Respect To Plan Of Reorganization Under Chapter 11 Of The United States Bankruptcy Code For Fuller-Austin Insulation Company, (ii) Plan of Reorganization Under Chapter 11 Of The United States Bankruptcy Code For Fuller-Austin Insulation Company, (iii) Order Approving The Disclosure Statement And Confirming The Plan Of Reorganization Regarding The Plan of Reorganization Under Chapter 11 Of The United States Bankruptcy Code For Fuller-Austin Insulation Company (the "Confirmation Order") and (iv) the Findings Of Fact And Conclusions Of Law, each with respect to the reorganization of Fuller-Austin Insulation Company ("Fuller-Austin"). The Confirmation Order is in full force and effect and has not been amended, rescinded or vacated in any manner adverse to the Company or any of its Subsidiaries. There are no suits or claims pending or, to the knowledge of the Company, threatened challenging the validity of the Confirmation Order.

          Section 2.16.    Asbestos Liability.

                    (a)    Under the terms of the Confirmation Order, the Company and its Subsidiaries are fully indemnified from the Fuller-Austin Asbestos Trust (as hereinafter defined) for any and all current and future liabilities arising from or in any way relating to Fuller-Austin's manufacture, sale, design, installation, distribution, use and/or specification of asbestos and/or asbestos-containing materials ("ACMs"). The term "Fuller-Austin Asbestos Trust" shall mean the trust established pursuant to the Confirmation Order to indemnify certain defined parties and to pay any current and future asbestos liabilities stemming from the activities of Fuller-Austin.

                     (b)    With the exception of those claims subject to the Fuller-Austin Asbestos Trust and any other matters specifically identified on Schedule 2.16(b), there is no suit, claim, action, or proceeding of any nature, whether founded upon negligence, breach of warranty, strict liability, fraud, misrepresentation, conspiracy, fraudulent transfer, or any other legal or equitable theory, pending or, to the knowledge of the Company, threatened against or affecting the

Company or any of its Subsidiaries in any way relating to the manufacture, design, sale, distribution, installation, specification, or use of asbestos or ACMs.

                     (c)    With the exception of Fuller-Austin, other than as set forth on Schedule 2.16(c), neither the Company nor any of its Subsidiaries has ever manufactured, sold, distributed, designed, installed, used or specified the use of asbestos or ACMs for any purpose. Furthermore, neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify, defend, or hold harmless any other entity for liabilities allegedly arising from or in any way relating to asbestos or ACMs, other than agreements entered into in connection with the disposition of assets by the Company or any of its Subsidiaries ("Disposition Agreements"). Except as set forth on Schedule 2.16(c), neither the Company nor any of its Subsidiaries has incurred any liability under the Disposition Agreements arising from or in any way relating to asbestos or ACMs nor has any other party to a Disposition Agreement asserted any claim against the Company or any of its Subsidiaries or, to the knowledge of the Company, any other person under such Disposition Agreement arising from or in any way relating to asbestos or ACMs.

          Section 2.17.    Taxes.

                    (a)    Except as set forth on Schedule 2.17(a), each of the Company and its Subsidiaries has (i) timely filed all Tax Returns (as hereinafter defined) required to be filed by it in respect of any Taxes (as hereinafter defined), which Tax Returns were true, correct and complete in all material respects, (ii) timely paid or withheld all material Taxes that are due and payable by it (other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the Company's most recent consolidated financial statements included in the Company SEC Filings), (iii) provided for reserves that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiaries through the date hereof, and (iv) complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes and has timely withheld from employee wages and paid over to the proper Governmental Entities all material amounts required to be so withheld and paid over.

                    (b)    Except as set forth on Schedule 2.17(b), (i) there is no deficiency, claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Taxes, and (ii) there are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Subsidiary and any taxing authority.

                    (c)    Except as set forth on Schedule 2.17(c), (i) within the last five years, neither the Company nor any Subsidiary has been a member of an affiliated group filing consolidated, combined or unitary Tax Returns other than a group for which the Company was the common parent and (ii) neither the Company nor any Subsidiary has any liability for Taxes of any other person under Treasury regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as a transferee or successor, by contract or otherwise.

                    (d)    Except as set forth on Schedule 2.17(d), neither the Company nor any Subsidiary has executed or entered into with the Internal Revenue Service or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Taxes for which the Company or any Subsidiary would be liable, which period has not since expired, or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of foreign, state or local Tax law that relates to the assets or operations of the Company or any Subsidiary.

                    (e)    Except as set forth on Schedule 2.17(e), neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that (i) has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any Subsidiary, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or (ii) could obligate it to make any payments that will not be fully deductible under Section 162(m) of the Code.

                    (f)    Neither the Company nor any Subsidiary is a party to any agreement (other than an agreement exclusively among the Company and the Subsidiaries) providing for the allocation or sharing of, or indemnification for, Taxes.

                    (g)    Neither the Company nor any Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.

                    (h)    Schedule 2.17(h) sets forth a list of all foreign jurisdictions in which, to the knowledge of the Company, the Company or any Subsidiary is subject to Tax, is engaged in business or has a permanent establishment. Neither the Company nor any Subsidiary has entered into a gain recognition agreement pursuant to Treas. Reg. Section 1.367(a)-8.

                    (i)    No Subsidiary is, or at any time while owned by the Company or any Subsidiary of the Company has been, a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company.

                    (j)    No Subsidiary that is not a United States person is, or during any period not closed by the applicable statute of limitations has been, (i) engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (ii) except as set forth on Schedule 2.17(j)(ii), has or has had an investment in "United States property" within the meaning of Section 956(c) of the Code.

                    (k)    Neither the Company nor any Subsidiary is, or during any period not closed by the applicable statute of limitations has been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

                    (l)    For purposes of this Agreement, "Tax" (and with correlative meaning, "Taxes") shall mean all federal, state, local, foreign or other taxing authority net income, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, alternative or add-on minimum, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                    (m)    For purposes of this Agreement, "Tax Return" means all federal, state, local and foreign tax returns, estimates, information statements and reports relating to Taxes required or permitted to be filed with any taxing authority.

          Section 2.18.    Title to Properties; Absence of Liens and Encumbrances.

                    (a)    Neither the Company nor any of its Subsidiaries owns any real property. Schedule 2.18(a) sets forth a true, correct and complete list of all real property leased to or by the Company or any of its Subsidiaries or in which any of them has an interest (collectively, the "Real Property"), and includes the address of the property, the name and address of the parties to all leases, the expiration date of all leases, the monthly rent as of the Closing paid under all leases and any additional rent currently payable under each lease. The Company or one of its Subsidiaries has a valid leasehold interest in all Real Property leased by the Company or any of its Subsidiaries free and clear of all Liens except (a) those reflected or reserved against in the latest balance sheet of the Company contained in the Company SEC Filings and (b) taxes and general and special assessments not in default and payable without penalty and interest.

                    (b)    With respect to the Real Property of the Company and its Subsidiaries, (i) each of the agreements by which the Company has obtained a leasehold interest in such Real Property leased by the Company (individually, a "Lease" and collectively, the "Leases") is in full force and effect in accordance with its respective terms and the Company or one of its Subsidiaries is the holder of the lessee's or tenant's interest thereunder; (ii) to the knowledge of the Company, there exists no material default under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, could result in such a default; (iii) the Company and each of its Subsidiaries have complied in all material respects with and timely performed all conditions, covenants, undertakings and obligations on their parts to be complied with or performed under each of the Leases; (iv) to the knowledge of the Company, the landlords, and their assignees, as applicable, under all the Leases have complied in all material respects with and timely performed all conditions, covenants, undertakings and obligations on their parts to be complied with or performed under each of the Leases; (v) the Company and each of its Subsidiaries have paid all rents and other charges to the extent due and payable under the Leases; (vi) there are no material expenditures that are required or are reasonably likely to be required under the provisions of any Lease for any purpose other than the payment of rent or other charges due under such Leases as provided therein; (vii) there are no pending or, to the knowledge of the Company, threatened, condemnation, eminent domain or similar proceedings with respect to any of the premises leased under any of the Leases; and (viii) there are no leases, subleases, licenses, concessions or any other Contracts granting to any Person or entity other than the Company or any of its Subsidiaries any right to the possession, use, occupancy or enjoyment of any Real Property or any portion thereof.

                    (c)    Except as reflected in the most recent balance sheet contained in the Company SEC Filings, as set forth on Schedule 2.18(c), and except for assets disposed of since September 30, 2002 in the ordinary course of business and consistent with past practice, each of the Company and its Subsidiaries has good and valid title to all its owned assets and properties (other than the Real Property), in each case free and clear of all Liens, other than (x) Liens for taxes not yet delinquent or (y) security interests securing indebtedness not in default for the purchase price of or lease rental payments on property purchased or leased under capital lease arrangements in the ordinary course of business or (z) such imperfections and irregularities of title or Liens as do not affect the use of the properties or assets subject thereto or affected thereby, do not subject the Company or any of its Subsidiaries to any liability, or do not otherwise materially impair business operations at such properties. The properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all properties and assets necessary to permit the Company and its Subsidiaries to conduct their businesses in all material respects in the same manner as their businesses are being conducted as of the date of this Agreement.

          Section 2.19.    Intellectual Property; Software.

                     (a)    Schedule 2.19(a) lists all material trademarks, trade names, service marks, service names, brand names, copyrights and patents, and all registrations thereof and applications therefor, owned by the Company or its Subsidiaries (collectively, the "Company Marks and Intellectual Properties"). All Company Marks and Intellectual Properties are owned by, and may be used by, the Company or the appropriate Subsidiary free and clear of any third party rights or other Liens, except for license rights granted to third parties in the ordinary course of business of the Company and its Subsidiaries. Except as disclosed on Schedule 2.19(a), all patents owned by the Company and all public office registrations and deposits of Company trademarks, service marks and copyrights are valid and not subject to revocation or termination on account of any misrepresentation, concealment or failure to disclose pertinent information by Company in obtaining such patents and registrations nor of account of any subsequent act, conduct, or failure to act by the Company, including but not limited to failure to make timely payment of maintenance or other required fees or annuities, or to timely file affidavits of use, renewals, or other documents necessary to keep such patents and registrations in force. The Company has not received any notice or claim from any person either (i) challenging or questioning the validity or enforceability of any of the Company's patents, copyrights, or rights in its trademarks and service marks, or (ii) asserting that any other person has any claim or interest therein. Except as disclosed on Schedule 2.19(a), upon consummation of the Merger, the Surviving Corporation and its Subsidiaries will continue to own or have the right to use all Company Marks and Intellectual Property necessary to conduct their respective businesses (other than any such right of ownership or use, the absence of which would not have a Company Material Adverse Effect).

                     (b)    Schedule 2.19(b)(i) lists all material trademarks, trade names, service marks, service names, brand names, copyright, patent, trade secret, know-how or other intangible right of any third party for which the Company or one of its Subsidiaries is a licensee, lessee or otherwise has obtained from a third party the right to use, market, distribute, sublicense or otherwise transfer the right to use ("Other Party Marks and Intellectual Property"). Except as set forth on Schedule 2.19(b)(ii), neither the Company nor any of its Subsidiaries has received since January 1, 1999 any notice or claim asserting that the Company or any of its Subsidiaries is violating the rights in any Other Party Marks and Intellectual Property, except where such violation would not have a Company Material Adverse Effect. Except as set forth on Schedule 2.19(b)(iii), neither the Company nor any of its Subsidiaries is party to any pending or, to the knowledge of the Company, threatened (and unresolved) action or proceeding (either as plaintiff, defendant, claimant, respondent or any other capacity) involving the use of any Other Party Marks and Intellectual Property or a claim of infringement or other wrongful use or exploitation of patent rights, copyrights, or rights in trade names, trademarks or service marks, or claim of misappropriation, breach of confidential relationship, or misuse of secret or confidential trade or technical information, or claim of passing off or other form of wrongful competition.

                    (c)    Schedule 2.19(c)(i) lists all material software (other than off-the-shelf or otherwise readily commercially available software) owned by the Company or its Subsidiaries (the "Company Owned Software"). Except as set forth on Schedule 2.19(c)(ii), the Company or one of its Subsidiaries has sole title to the Company Owned Software, free of all claims including claims or rights of employees, independent contractors, agents, consultants or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Software; (ii) the Company Owned Software does not contain any Licensed Software (as hereinafter defined) or any other software (other than third party operating systems), or derivatives of any of the foregoing; and (iii) the Company has the right to use, market, distribute, sublicense, modify and copy the Company Owned Software, free and clear of any limitations or encumbrances (including any obligations to pay royalties). Schedule 2.19(c) also lists all the licensees of the Company Owned Software. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is infringing any Other Party Marks and Intellectual Property with respect to the Company Owned Software, and, to the best knowledge of the Company, no other person is infringing any rights of the Company or any of its Subsidiaries with respect to the Company Owned Software. Neither the Company nor any of its Subsidiaries has received since January 1, 1999 any notice that it is infringing any Other Party Marks and Intellectual Property with respect to the Company Owned Software.

                     (d)    Schedule 2.19(d)(i) lists all material software (other than off-the-shelf or otherwise readily commercially available software) for which the Company or one of its Subsidiaries is a licensee, lessee or otherwise has obtained from a third party the right to use, market, distribute, sublicense or otherwise transfer the right to use such software (the "Company Licensed Software"). Except as set forth on Schedule 2.19(d)(ii), the Company and its Subsidiaries have complied with all material provisions of the license, lease or other similar agreement pursuant to which they have rights to use the Company Licensed Software, except where non-compliance would not have a Company Material Adverse Effect.

                     (e)    To the knowledge of the Company, the transactions contemplated hereby will not cause a breach of, default under or otherwise trigger a right to terminate any license agreement by which the Company or one of its Subsidiaries licenses any Company Licensed Software or Company Owned Software or impair the Company's or the relevant Subsidiaries' ability to use the Company Licensed Software or license the Company Owned Software in the same manner as such Software is currently used or licensed in the business of the Company and its Subsidiaries, except where such breach, default or right would not have a Company Material Adverse Effect.

                     (f)    The Company or one of its Subsidiaries and, to the knowledge of the Company, the other parties to any contract under which the Company or such subsidiaries is the licensor, lessor or has otherwise granted the rights to use any Company Owned Software are in compliance therewith and are not in breach of their obligations with respect thereto, except where non-compliance or breach would not have a Company Material Adverse Effect.

                    (g)    To the knowledge of the Company, there are no viruses in the Company Owned Software and there are no defects in the Company Owned Software that would prevent such software from performing in all material respects the tasks and functions that it was intended to perform except those that can be cured or otherwise corrected without a Company Material Adverse Effect.

                    (h)    Since December 27, 2001, no third party has notified the Company or any of its Subsidiaries or, to the knowledge of the Company, claimed that any person employed by or otherwise affiliated with the Company or any of its Subsidiaries has, in respect of his or her activities to date, violated any of the terms or conditions of his or her employment contract with any third party, or disclosed or utilized any trade secrets or proprietary information or documentation of any third party, or interfered in the employment relationship between any third party and any of its employees, and to the knowledge of the Company, no person employed by or otherwise affiliated with the Company or any of its Subsidiaries has wrongfully employed any trade secrets or any information or documentation proprietary to any former employer, or violated any confidential relationship which such person may have had with any third party, in connection with the development or sale of any products of the Company or any of its Subsidiaries.

                    (i)    Except as set forth on Schedule 2.19(i), to the knowledge of the Company, it is not utilizing nor will it be necessary to utilize (A) any inventions of any independent contractors or consultants, or confidential information (including trade secrets) of another person to which any independent contractors or consultants have been exposed, and (B) any inventions of any employees of the Company (or persons the Company currently intends to hire) made, or any confidential information (including trade secrets) of another person to which such employees were exposed, prior to their employment by the Company.

                    (j)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries has exported or transmitted software, Company trade secrets or any other technical information, including any technical data, or the direct product of such data, to any country to which such export or transmission is restricted by any applicable regulation or statute of the United States or any other Governmental Entity, without first having obtained all necessary and appropriate license(s) or permit(s) from the United States or such other Governmental Entity.

          Section 2.20.    Insurance. Schedule 2.20(i) sets forth a list of all insurance policies of the Company and its Subsidiaries (the "Insurance Policies"). The Insurance Policies are in full force and effect and provide insurance in such amounts and against such risks as are customary for companies of similar size in the same business as the Company and its Subsidiaries. All premiums due with respect to the Insurance Policies have been paid, and no notice of cancellation or termination has been received with respect to any such Insurance Policy. Except as set forth on Schedule 2.20(ii), with respect to each of the litigation matters set forth on Schedule 2.11, no carrier of any Insurance Policy has asserted any denial of coverage. The Insurance Policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby. Except as set forth on Schedule 2.20(iii), neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

          Section 2.21.    Severance Arrangements. Except as set forth on Schedule 2.21(i), neither the Company nor any Subsidiary is party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of (x) the Stockholder Approval or (y) a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under the Company's severance policies as in effect on the date hereof (which are described on Schedule 2.19), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment. Except as set forth on Schedule 2.21(ii), neither the Company nor any of its Subsidiaries is a party to any employment agreement or compensation guarantee extending for a period longer than one year from the date hereof.

          Section 2.22.    Certain Transactions; Insider Interests. Except as set forth on Schedule 2.22, there are no material transactions or arrangements between the Company or any of its Subsidiaries and (i) any director or executive officer of the Company or any of its Subsidiaries or (ii) any other person or entity controlling or under common control with the Company. No officer or director of the Company or any of its Subsidiaries has any fiduciary or other ownership interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or Company Marks and Intellectual Property, used in or pertaining to the business of the Company or any of its Subsidiaries.

          Section 2.23.    Customer Relationships. Except as set forth on Schedule 2.23, other than in connection with the expiration of a Contract in ordinary course of business, neither the Company nor any of its Subsidiaries has, since December 27, 2001, lost, or been notified in writing that it will lose or suffer a material diminution in its relationship with any material customer, and, to the knowledge of the Company, no representative of any customer has notified in writing the Company or any of its Subsidiaries that, in the event of a change of ownership of the Company such as contemplated by this Agreement, the Company or any of its Subsidiaries would, lose or suffer a material diminution in its relationship with any material customer.

          Section 2.24.    Government Contracts. Except as set forth on Schedule 2.24:

                    (a)    To the knowledge of the Company, with respect to each and every executory Government Contract or outstanding Bid to which the Company or any of its Subsidiaries is a party: (i) the Company and each of its Subsidiaries has complied in all material respects with all material terms and conditions of such Government Contract or Bid, including clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) the Company and each of its Subsidiaries has complied in all material respects with all requirements of statute, rule, regulation, order or agreement with the U.S. Government pertaining to such Government Contract or Bid (including, without limitation, (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1965, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the "FAR") or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), and (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations); (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Bid were current, accurate and complete as of their effective date, and the Company and each of its Subsidiaries has complied in all material respects with all such representations and certifications; (iv) within the last two years, neither the U.S. Government nor any prime contractor, subcontractor or other person has notified the Company or any of its Subsidiaries, in writing, that the Company or any of its Subsidiaries has materially breached or violated any statute, rule or regulation or certification; (v) no termination for convenience, termination for default, cure notice or show cause notice has been issued and not resolved or cured; (vii) no material cost incurred by the Company or any of its Subsidiaries has been questioned in writing or disallowed, other than those which have been resolved; and (vi) no money due to the Company or any of its Subsidiaries has been withheld or set off and not resolved.

                     (b)    To the knowledge of the Company, (i) neither the Company, nor any of its Subsidiaries nor, to the Company's knowledge, any of the Company's or its Subsidiaries' other affiliates, directors, officers or employees is (or for the last three years has been) under administrative, civil or criminal investigation, indictment or information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid; (ii) neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any of the Company's or its Subsidiaries' other respective affiliates, directors, officers, employees, agents or consultants has made a Voluntary Disclosure pursuant to the Department of Defense Fraud Voluntary Disclosure Program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid that has led or could lead, either before or after the Closing Date, to any of the consequences set forth in (i) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost. To the knowledge of the Company, in the past two years neither the Company, nor any of its Subsidiaries, has submitted any inaccurate, untruthful, or misleading cost or pricing data relating to a Bid or Government Contract, nor has the Company or any of its Subsidiaries submitted any inaccurate, untruthful, or misleading certification included within or relating to any Bid (including any required updates).

                    (c)    To the knowledge of the Company, there exist (i) no financing arrangements with respect to performance of any executory Government Contract; (ii) no material outstanding claims against the Company or any of its Subsidiaries, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Bid; and (iii) no formal pending disputes between the Company or any of its Subsidiaries and the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid. Neither the Company nor any of its Subsidiaries has any material interest in any pending or potential claim against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Bid.

                    (d)    Neither the Company, nor any of its Subsidiaries, nor, to the Company's knowledge, any of their other respective affiliates, directors, officers or employees is (or at any time during the last five years has been) suspended or debarred from doing business with the

U.S. Government or has been declared nonresponsible or ineligible for U.S. Government contracting. To the knowledge of the Company and its Subsidiaries, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has, within the past three years, been terminated for default under any Government Contract.

                     (e)    To the knowledge of the Company, there exists no Government Contract as to which the estimated cost at completion (including material and labor costs, other direct costs, overheads, engineering costs and manufacturing costs, whether incurred or yet to be incurred) exceeds by $5 million in the aggregate contract revenue recorded or to be recorded under such Government Contract through completion (a "Loss Contract").

                    (f)    Neither the Company nor any of its Subsidiaries has any fixed-price development contracts.

                    (g)    The Company possesses all necessary security clearances and permits for the execution of its obligations under any Government Contract. The Company has the proper procedures to conduct business of a classified nature up to the level of its current clearances. The levels and locations of facility clearances are set forth on Schedule 2.24(g). The Company is in compliance in all material respects with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform its current contracts.

                    (h)    None of the Company, any of its Subsidiaries or, to the Company's knowledge, any directors, officers, agents or employees of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

                    (i)    To the knowledge of the Company, no employee, agent, consultant, representative, or affiliate of the Company or any of its Subsidiaries is in receipt or possession of any competitor or U.S. Government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

                    (j)    The Company's (and each applicable Subsidiary's) cost accounting system is in compliance with applicable regulations and has not been determined by any Governmental Entity not to be in compliance with any law or regulation. The Company and each applicable Subsidiary has reached agreement with the cognizant government representatives approving and "closing" all indirect costs charged to Government Contracts for 1997, 1998 and 1999, and those years are closed.

                    (k)    For all purposes of this Agreement, "Bid" means any quotation, bid or proposal by the Company or any of its affiliates which, if accepted or awarded, would lead to a contract with the U. S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U. S. Government, for the design, manufacture or sale of products or the provision of services by the Company or any of its Subsidiaries.

                    (l)    For all purposes of this Agreement, "Government Contract" means any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Bid, change order, arrangement or other commitment or funding vehicle of any kind relating to the business of the Company or any of its Subsidiaries between the Company or any of its Subsidiaries and (i) the U. S. Government, (ii) any prime contractor to the U, S, Government or (iii) any subcontractor with respect to any contract described in clause (i) or (ii). For all purposes of this Section 2.24, "executory Government Contract" means a Government Contract that has not been closed by the U.S. Government, such prime contractor or such subcontractor, as appropriate.

                     (m)    For all purposes of this Agreement, "U.S. Government" means any United States governmental entity, agency or body, including United States Government corporations and non-appropriated fund activities.

          Section 2.25.    Health Care Business. Except as set forth on Schedule 2.25, none of the Company or its Subsidiaries or any of their other respective affiliates, directors, officers or employees, to the extent they operate, administer or provide services to any employee benefit plan within the meaning of ERISA Section 3(3), or to others providing services to such a plan, other than an Employee Benefit Plan as described in Section 2.13(a) hereof, has committed any violation of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") including regulations thereunder, or any state privacy law.

          Section 2.26.    Opinion of Financial Adviser. Deutsche Bank Securities, Inc. (the "Company Financial Adviser") has delivered to the Company Board its opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair to the stockholders of the Company from a financial point of view. A copy of such opinion, in writing, shall be made available to Parent within three business days of the date of this Agreement. The Company has been authorized by the Company Financial Adviser to permit the inclusion of such opinion in its entirety in the Proxy Statement and S-4, provided that any description of or reference to the Company Financial Adviser or summary of the opinion in the document is in form reasonably acceptable to the Company Financial Adviser and its counsel.

          Section 2.27.    Brokers. No broker, investment banker, financial advisor or other person, other than the Company Financial Advisers, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. A complete and accurate copy of the engagement letter with the Company Financial Advisers has been provided or made available to Parent and will not be amended, without the consent of Parent, to (a) increase the fees payable thereunder or (b) extend the period for which services are to be performed beyond the Effective Time.

          Section 2.28.    Affiliates. Except for the persons listed on Schedule 2.28, there are no persons who may be deemed to be affiliates of the Company under Rule 145 of the Securities Act ("Company Affiliates").

          Section 2.29.    Disclosure. No representation or warranty of the Company in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to Parent pursuant hereto or in connection herewith contains, as of the date of such representation, warranty, certificate, schedule, document or instrument, or will contain any untrue statement of a material fact or omits, at the date thereof, or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

          Section 2.30.    No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any Alternative Transaction (as defined in Section 4.4).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES
OF PARENT AND ACQUISITION

                    Parent and Acquisition represent and warrant to the Company that, except as set forth in the Schedules or the Parent SEC Filings:

          Section 3.1.    Organization; Qualification. Each of Parent and Acquisition is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent has heretofore made available to the Company accurate and complete copies of the articles or certificate of incorporation and bylaws, as currently in effect, of Parent and Acquisition. Parent and each of its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. As used herein, "Parent Material Adverse Effect" shall mean any event, circumstance, change or effect, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on (i) the business, operations, properties, assets, condition (financial or other) or operating results of Parent or its Subsidiaries, taken as a whole or (ii) the ability of Parent to perform its obligations under this Agreement; provided that (x) changes in the general economy or in the financial markets and (y) any change, circumstance or event contemplated by this Agreement, shall not, in and of themselves, constitute a Parent Material Adverse Effect. Without limiting the generality of the foregoing, a Parent Material Adverse Effect shall include any event, circumstance, change or effect, individually or in the aggregate, that is reasonably likely to (i) substantially impede Parent and its Subsidiaries, taken as a whole, from (A) entering into Contracts with the United States government or any department or agency thereof or (B) obtaining or retaining any security clearances reasonably necessary for the performance of existing material Contracts with the United States government or any department or agency thereof, or (ii) result in the suspension or debarment of Parent or any of its Subsidiaries by the United States government or any department or agency thereof.

          Section 3.2.    Capitalization of Parent and its Subsidiaries.

                    (a)    The authorized capital stock of Parent consists of 750,000,000 shares of Parent Common Stock, of which, as of September 27, 2002, 172,106,869 shares and were issued and outstanding and 448,974 shares were held in Parent's treasury (together with the associated preferred stock purchase rights (the "Parent Rights") issued pursuant to the Rights Agreement, dated February 18, 1998, between Parent and ChaseMellon Shareholder Services, L.L.C. (the "Parent Rights Agreement")), and 1,000,000 shares of preferred stock, $1.00 par value per share, none of which is outstanding. All of the outstanding shares of Parent Common Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of September 27, 2002, 16,905,613 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options. Between September 27, 2002 and the date hereof, no shares of Parent's capital stock have been issued other than pursuant to stock options already in existence on September 27, 2002. Except as described above, as of the date hereof, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire, or any securities convertible into or exchangeable or exercisable for, any shares of or other interest in any class of capital stock of Parent is authorized or outstanding and there is not any commitment of Parent to issue, or register under the Securities Act, any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Neither Parent nor any of its Subsidiaries has any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Parent is not party to or aware of any agreement relating to the voting or transfer of Shares.

                    (b)    The Parent Common Stock (including the associated Parent Rights) constitutes the only class of equity securities of Parent or its Subsidiaries registered or required to be registered under the Exchange Act.

          Section 3.3.    Authority Relative to this Agreement. Each of Parent and Acquisition has the requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors (or similar governing body) of Parent and Acquisition and by Parent as the sole stockholder of Acquisition, and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Acquisition, enforceable against each of Parent and Acquisition in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          Section 3.4.    Noncontravention; Consents and Approvals.

                    (a)     The execution and delivery of this Agreement by Parent and Acquisition do not and the consummation by Parent and Acquisition of the transactions contemplated hereby will not (i) conflict with any provision of the articles of incorporation or bylaws or similar organization documents of Parent or Acquisition; (ii) result (with the giving of notice or the lapse of time or both) in any violation of or default or loss of a benefit under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Acquisition or their respective properties; or (iii) result in the creation or imposition of any Lien upon any asset of Parent or Acquisition, except in the case of clause (iii) for Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

                    (b)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be made or obtained by Parent or Acquisition in connection with the execution and delivery of this Agreement by Parent and Acquisition or the consummation by Parent and Acquisition of the transactions contemplated hereby, except for (i) compliance by Parent and Acquisition with the HSR Act or similar statutes or regulations of foreign jurisdictions, (ii) the filing of the Merger Certificate with the Secretary of State of the State of Delaware in accordance with the DGCL, (iii) the filing with the SEC of such reports under and such other compliance with the Exchange Act and Securities Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance by Parent with the rules of the New York Stock Exchange (the "NYSE") and (v) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not materially adversely affect the ability of Parent and Acquisition to consummate the transactions contemplated hereby.

          Section 3.5.    SEC Reports; Financial Statements.

                    (a)    Parent has filed all required forms, reports and documents with the SEC since April 3, 1999, each of which, as amended, has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. Parent has heretofore delivered to the Company, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 2000, March 30, 2001, and March 29, 2002, (ii) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since April 3, 1999 and (iii) all other reports or registration statements filed by Parent with the SEC since April 3, 1999 (all of the foregoing, collectively, the "Parent SEC Filings"). None of such Parent SEC Filings, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Parent included in the Parent SEC Filings fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, subject, in the case of unaudited interim financial statements, to year-end adjustments (which consist of normal recurring accruals) and the absence of certain footnote disclosures.

                    (b)    Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously have been filed by Parent with the SEC pursuant to the Exchange Act.

          Section 3.6.    Information Supplied. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to Company stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

          Section 3.7.    No Undisclosed Liabilities; Absence of Changes. Except as disclosed in the Parent SEC Filings, as of March 29, 2002, none of Parent or its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (including the notes thereto) or which would have, individually or in the aggregate, a Parent Material Adverse Effect. From March 29, 2002 through the date hereof, none of Parent or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to Parent or its subsidiaries having or which could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          Section 3.8.    Compliance with Laws; No Default.

                    (a)    Neither Parent nor any of its Subsidiaries is in default under or in violation of any order of Governmental Entity or arbitration board or tribunal to which Parent or such Subsidiary is or was subject or in violation of any Applicable Law (including, but not limited to, those relating to export controls, labor and employment matters and foreign corrupt practices) to which Parent or any of its Subsidiaries is or was subject, except for such defaults or violations that would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has failed to obtain any material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business (the "Parent Permits"), and, after giving effect to the transactions contemplated hereby, all such licenses, permits, franchises and other governmental authorizations will continue to be valid and in full force and effect. Parent and each of its Subsidiaries are in material compliance with the terms of the Parent Permits. The businesses of Parent and each of its Subsidiaries are not being conducted in material violation of any Applicable Law, except for violations or possible violations that would not have a Parent Material Adverse Effect.

                     (b)    No Violation exists (and no event has occurred which, with notice or the lapse of time or both, would constitute a Violation) of any term, condition or provision of (i) the certificate or articles of incorporation or bylaws (or other organizational documents) of Parent or any of its Subsidiaries, or (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation or commitment, instrument, permit, concession, franchise or license to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets is bound except in the case of (i) and (ii) for Violations which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

          Section 3.9.    Litigation. There is no Proceeding pending or, to the best knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, or their respective properties or rights, before any Governmental Entity or arbitration board or tribunal, either alone or together with other similar actions, the outcome of which would reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which would have, individually or in the aggregate, a Parent Material Adverse Effect or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

          Section 3.10.    Employee Benefit Plans; Labor Matters.

                    (a)    As used herein, "Parent Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee or director of Parent, any ERISA Affiliate of Parent, as well as each plan with respect to which Parent or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA.

                    (b)    With respect to each Parent Benefit Plan, (i) no event has occurred and, to the knowledge of Parent, there currently exists no condition or set of circumstances, in connection with which Parent or any of its subsidiaries could be subject to any liability under the terms of the Parent Benefit Plans, ERISA, the Code or any other Applicable Law which would have, individually or in the aggregate, a Parent Material Adverse Effect. There is no pending, or to Parent's knowledge, threatened labor dispute, strike or work stoppage against Parent or any of its subsidiaries which may reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

                    (c)    To the knowledge of Parent, or except as disclosed on Schedule 3.10(c), (i) no officer, director or employee of Parent or its ERISA Affiliates has committed a material breach of any responsibility or obligation imposed upon fiduciaries by Title I of ERISA with respect to Parent's Matched Asset Plan (the "Matched Asset Plan"); (ii) the Matched Asset Plan is in compliance in all material respects both with its terms and in operation with the requirements prescribed by all Applicable Laws (including ERISA and the Code) currently in effect with respect thereto, and the Parent and its ERISA Affiliates have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation by any other party to, the Matched Asset Plan; (iii) the Matched Asset Plan and trust, respectively, are qualified under Section 401(a) and Section 501(a) of the Code, and no event has occurred and no condition or circumstance has existed or exists which may reasonably be expected to result in the disqualification of the Matched Asset Plan or trust; (iv) all contributions required to be made to the Matched Asset Plan pursuant to Section 412 of the Code (without regard to any waivers of such requirements) or the terms of the Matched Asset Plan, have been made on or before their due dates (including any contractual or statutory grace periods); (v) other than routine claims for benefits, there is no claim pending or, to the knowledge of Parent threatened, involving the Matched Asset Plan by any person against the Matched Asset Plan, the Parent or any ERISA Affiliate; and (vi) there is no pending or, to the knowledge of the Parent, threatened claim or investigation involving the Matched Asset Plan by the Department of Labor or any other Governmental Entity.

          Section 3.11.    Environmental Laws and Regulations. Each of Parent and its Subsidiaries conducts its business and operations in compliance with all Environmental Laws, except for non-compliances that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries has received notice of any claim, action, suit, proceeding, hearing or investigation, based on or related to an Environmental Event by Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, no notice of any material Environmental Event was given to any person or entity that occupied any of the premises occupied by or used by Parent or any of its Subsidiaries prior to the date such premises were so occupied that would reasonably be expected to have a Parent Material Adverse Effect.

          Section 3.12.    Tax Matters. Parent and each of its Subsidiaries have accurately prepared in all material respects and timely filed all material Tax Returns they are required to have filed. Such Tax Returns are accurate and correct in all material respects. Parent and each of its Subsidiaries have paid all Taxes shown as due on all Tax Returns and all other material Taxes as required by Applicable Law, have adequately provided for all Taxes for which they are required to provide and have withheld all material Taxes required to be withheld under Applicable Law.

          Section 3.13.    Title to Property. Parent and each of its Subsidiaries have good and marketable title to all of their properties and assets, free and clear of all Liens, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its Subsidiaries lease from others real or personal property are in good standing, valid and enforceable in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Parent or such Subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and enforceability, or the existence of such default or event, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          Section 3.14.    Intellectual Property; Software. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

                    (a)    Each of Parent and its Subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, services marks, copyrights, trade secrets, and applications therefor that are material to its business as currently conducted (the "Parent Intellectual Property Rights").

                    (b)    The validity of the Parent Intellectual Property Rights and the title thereto of Parent or any of its Subsidiaries, as the case may be, are not being questioned in any litigation to which Parent or any of its Subsidiaries is a party.

                     (c)    The conduct of the business of Parent and its Subsidiaries as now conducted does not, to Parent's knowledge, infringe any valid patents, trademarks, tradenames, service marks or copyrights of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any material Parent Intellectual Property Rights.

                    (d)    Each of Parent and its Subsidiaries considers its computer software as trade secrets, and each has taken steps it believes appropriate to protect and maintain the same as such.

          Section 3.15.    Insurance. Parent and its Subsidiaries maintain general liability and other business insurance that Parent believes to be reasonably prudent for its business.

          Section 3.16.    No Prior Activities of Acquisition. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

          Section 3.17.    Certain Business Practices. None of Parent, any of its Subsidiaries or any directors, officers, agents or employees of Parent or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

          Section 3.18.    Disclosure. No representation or warranty of Parent in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to the Company pursuant hereto or in connection herewith contains, as of the date of such representation, warranty, certificate, schedule, document or instrument, or will contain any untrue statement of a material fact or omits, at the date thereof, or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

          Section 3.19.    Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

          Section 3.20.    Government Contracts. To the knowledge of Parent:

                    (a)    There is no material claim, action, suit, arbitration or proceeding by or before any Governmental Entity, or material investigation pending, against Parent or any of its Subsidiaries, asserting or alleging the commission of false statements, false claims, civil fraud, criminal acts or bribery by Parent or any of its employees with respect to any Government Contract.

                    (b)    Neither Parent nor any of its Subsidiaries is currently, or at any time within the past three (3) years has ever been, debarred or suspended from participation in the award of any Government Contract (it being understood that debarment and suspension does not include ineligibility to bid for certain Government Contracts due to generally applicable bidding requirements).

                    (c)    Parent, and each of its Subsidiaries, is in compliance, in all material respects, with all material laws and regulations applicable to Government Contracts. Neither Parent, nor any of its Subsidiaries, (i) is the subject of any action or proceeding (including contract actions), or (ii) has received written notice from any Governmental Entity alleging any violation, or notifying Parent or any such Subsidiary of any investigation of a possible violation, of any Applicable Law that could reasonably be expected to result in Parent's or any of its Subsidiaries', debarment or suspension from contracting with any Governmental Entity (it being understood that debarment and suspension does not include ineligibility to bid for certain Government Contracts due to generally applicable bidding requirements).

ARTICLE 4

COVENANTS

          Section 4.1.    Conduct of Business of the Company. Except (i) as contemplated by this Agreement, (ii) as described on Schedule 4.1 or (iii) with the prior written consent of Parent, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described on Schedule 4.1, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent (provided, however, that no provision of this Section 4.1 shall require any non-wholly owned Subsidiary of the Company to take any action, or refrain from taking any action, that would (x) result in such Subsidiary or its board of directors or similar governing body violating its fiduciary duties, if any, to the holders of the capital stock of such Subsidiary, (y) violate the certificate of incorporation or bylaws (or similar organizational documents) of such Subsidiary or (z) violate the terms of any material Contract to which such Subsidiary is a party or any stockholder, partnership or operating agreement pertaining to such Subsidiary):

                    (a)    (i) amend its certificate of incorporation or bylaws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, except that a Subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company; (iii) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, capital stock of any class or any other securities (except bank loans in the ordinary course of business consistent with past practice) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) of the Company or any of its Subsidiaries, other than (A) issuance of shares of Company Common Stock reserved for issuance pursuant to the exercise of Options outstanding on the date hereof, (B) issuance of up to 103,176 shares of Company Common Stock reserved for issuance under outstanding awards under the Company's former Restricted Stock Plan, (C) transfer of shares of Company Common Stock from the Company's Deferred Compensation Plan rabbi trust to beneficiaries thereof and (D) transfer of shares of Company Common Stock to the Company's Savings and Retirement Plan and Capital Accumulation and Retirement Plan as necessary to restore forfeitures to participants and to satisfy prior Company contribution requirements; (iv) split, combine or reclassify the outstanding Company Common Stock or any outstanding capital stock of any of the Subsidiaries of the Company; (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any instrument or security which consists of or includes a right to acquire such shares, other than acquisitions of Company Common Stock for purposes of payment of payroll and withholding taxes for the transactions permitted under clause (iii) above and other than pursuant to put rights with respect to Company Common Stock of the Company's Savings and Retirement Plan and Capital Accumulation and Retirement Plan to the extent required by law; or (vi) allow any sales by the Company of Company Common Stock on the Company's internal stock market, including any sales for which orders have previously been received, which shall promptly be cancelled;

                    (b)    transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, provided that such transactions (other than with respect to the granting of Liens on assets acquired in the ordinary course of business and in accordance with this Section 4.1) do not exceed $2 million per transaction and $10 million in the aggregate;

                     (c)    acquire or publicly propose to acquire or agree to acquire (i) by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, other than (A) the formation of, and investments in, wholly owned Subsidiaries of the Company and (B) the formation of Joint Ventures pursuant to or in connection with any "teaming agreement" entered into in connection with bids for Contracts and not requiring a maximum investment or contribution (whether equity, debt or otherwise) by the Company and its Subsidiaries of more than $5 million in the aggregate, or (ii) any assets except (x) purchases of assets in the ordinary course of business consistent with past practice and which do not exceed $2 million individually or $10 million in the aggregate, (y) purchases of assets for customers pursuant to the terms of customer contracts made in the ordinary course of business consistent with past practice and (z) capital expenditures permitted under Section 4.1(g)(iv);

                    (d)    (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or employees, other than increases made in the ordinary course of business and consistent with the Company's past practices for employees not in salary bands 1-3, or (A) enter into or adopt any new, or (B) amend or otherwise increase, or, except as provided therein, accelerate the payment or vesting of any benefit or amount payable or to become payable under any bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, or compensation-related or benefits-related contract, agreement, commitment, arrangement, plan, trust fund or policy maintained or contributed to or entered into by the Company or any of its Subsidiaries; or (ii) enter into any employment (other than "at will" or for a term not in excess of one year) or severance agreement with or, except in accordance with the written policies or agreements of the Company existing on the date hereof, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; provided, however, that the Company shall be permitted, at any time after the Company's fiscal 2002 financial statements have been finalized and accepted by the Company Board, to pay incentives in accordance with its Executive and Management Incentive Compensation Plans as approved by the Compensation Committee of the Company Board, with the understanding that, for purposes of computing performance factors under such plans, the Compensation Committee of the Company Board may disregard all 2002 one-time costs associated with the Odyssey project (including the cost of re-audit of years 1999 through 2001) and the 2002 DynTek carrying value (equity method) and transactions.

                    (e)    (i) except in the ordinary course of business consistent with past practice, (A) enter into new Contracts, (B) modify, amend, terminate, renew or fail to use reasonable business efforts to renew any Contract to which the Company or any of its Subsidiaries is a party, which is material to the Company and its Subsidiaries taken as a whole (provided that no loans or advances shall be made or extended to any customers in connection with any such Contract, modification, amendment or renewal, or (C) waive, release or assign any material rights or claims therein, or (ii) enter into, modify, amend, or renew any Contract outside the ordinary course of business or on a basis not consistent with past practice if the dollar value of such new Contract, or existing Contract as so amended, modified, or renewed, is or would be in excess of $1 million (not to exceed $5 million in the aggregate) or have an initial term (or a renewal or extension term) greater than one year;

                    (f)    fail to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the business of the Company and its Subsidiaries, consistent with the Company's past practices;

                    (g)    (i) incur or assume any long-term debt (other than borrowings made in ordinary course consistent with past practice under the Company's existing revolving line of credit), or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) enter into any new, or extend any existing, interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement that does not expire within three months of the date of this Agreement, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than (x) wholly-owned Subsidiaries of the Company and, as provided in their operational documents, the partially-owned Subsidiaries of the Company listed on Schedule 4.1(g) and (y) indemnification obligations of the Company and its Subsidiaries under any customer Contract entered into in accordance with this Section 4.1); (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than wholly-owned Subsidiaries of the Company and, as provided in their operational documents, the partially-owned Subsidiaries of the Company listed on Schedule 4.1(g)); or (v) make any new capital expenditure or expenditures that exceed the aggregate amounts budgeted for such expenditures in the 2002 or 2003 capital expenditure budget for the Company, as the case may be, copies of which have been made available to Parent, other than capital expenditures that, in the aggregate, do not exceed $2 million;

                    (h)    pay, discharge or satisfy any claims, actions or proceedings, other than the payment, discharge or satisfaction of any such claims, actions or proceedings, (i) in the ordinary course of business and consistent with past practice, properly reflected or reserved against in the consolidated financial statements (or the notes thereto) as of and for the fiscal year ended December 27, 2001 of the Company and its consolidated Subsidiaries, or (ii) incurred in the ordinary course of business consistent with past practice that do not exceed $2 million in the aggregate;

                     (i)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger) or convert or otherwise change its form of legal entity;

                     (j)    amend, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of its leased Real Properties or enter into any lease, agreement or arrangement with respect to any Real Property, other than (i) leases entered into or amended, renewed or extended on a month-to-month basis and (ii) leases (A) that by their terms expire within one year of the date hereof and (B) with respect to which the remaining lease payments thereunder do not exceed $100,000 per lease and $1,000,000 in the aggregate;

                    (k)    terminate or amend in any way materially adverse to the Company any Material Contract;

                    (l)    enter into any agreement or arrangement with any of their respective affiliates other than such agreements and arrangements (i) between the Company and a wholly-owned Subsidiary of the Company or (ii) as are entered into in the usual, ordinary and regular course of business and which have been negotiated on an arm's-length basis and are no less favorable to the Company or its Subsidiaries than the Company or such Subsidiary would have obtained from an unaffiliated third party, provided that (A) the Company shall have notified Parent in writing prior to entering into any such affiliate transaction and (B) agreement or arrangement does not otherwise violate any other provision of this Section 4.1;

                     (m)    except as may be required as a result of a change in law, rule, regulation, or in generally accepted accounting principles (or as required by the SEC), (x) change any of the accounting principles or practices used by it or (y) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable;

                    (n)    make any material Tax election or settle or compromise any material Tax liability; provided that Parent shall not unreasonably withhold or delay any consent requested by the Company with respect to any action prohibited by this clause (n);

                    (o)    take, or agree to commit to take, any action that would be reasonably likely to (i) make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (ii) result in any of the conditions to the consummation of the Merger set forth in Article 5 not being satisfied, or (iii) materially impair the ability of the Company, Parent or Acquisition to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

                    (q)    take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(o).

                    Each of the Company and Parent shall designate one or more persons to serve as its primary contact person with respect to any requests by the Company for the Parent's consent to any actions otherwise prohibited by this Section 4.1 and all requests and responses thereto shall be directed to such designated persons. Parent shall work in good faith to provide a timely decision with respect to any request for Parent's consent to any action otherwise prohibited by this Section 4.1 and shall promptly notify the Company following any such decision.

          Section 4.2.    Conduct of Business of Parent. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Parent will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time.

Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither Parent nor any of its subsidiaries will, without the prior written consent of the Company:

                    (a)    knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the NYSE;

                    (b)    declare, set aside or pay any dividend or other distribution in respect of its capital stock, except for dividends payable in Parent Common Stock or dividends by a subsidiary of Parent to Parent or another subsidiary of Parent or (other than in connection with the forfeiture of restricted stock or the exercise of stock options) redeem, repurchase or otherwise acquire any of its securities;

                    (c)    acquire or agree to acquire or agree to be acquired, by merging or consolidating with, by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other entity (other than the purchase of assets from suppliers, clients or vendors in the ordinary course of business and consistent with past practice), or agree to a sale of a material portion of its assets if, in each case, such transaction would prevent or delay for more than 30 days the consummation of the transactions contemplated by this Agreement;

                    (d)    adopt or propose to adopt any amendments to its charter documents which would have an adverse effect on the consummation of the transactions contemplated by this Agreement; or

                    (e)    take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(d) or any action which would be reasonably likely to make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect.

          Section 4.3.    Preparation of S-4 and the Proxy Statement. Parent and the Company shall promptly prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such actions. Notwithstanding anything to the contrary herein, the Company shall provide to Parent as soon as practicable, but in any event no later than December 20, 2002, all audited financial statements, unaudited interim financial statements and related financial information (including all applicable auditor reports and consents with respect thereto) required to be included in the S-4 and the Proxy Statement under the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder.

          Section 4.4.    Other Potential Acquirers.

                    (a)    From the date hereof, the Company and its Subsidiaries shall not (whether directly or indirectly through advisors, agents, representatives or other intermediaries), and the Company and its Subsidiaries shall cause their respective officers, directors, employees, advisors, representatives and other agents not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any offer, proposal or indication of interest concerning an Alternative Transaction, (ii) continue any discussions or negotiations, if any, with any parties, other than Parent and Acquisition, conducted heretofore with respect to any Alternative Transaction, or which could reasonably be expected to lead to any offer, proposal or indication of interest concerning an Alternative Transaction, (iii) participate in any discussions or negotiations regarding any Alternative Transaction, or, in connection with any Alternative Transaction, furnish to any person any information or data with respect to or access to the properties of the Company or any of its Subsidiaries, or take any other action to facilitate the making of any proposal concerning an Alternative Transaction or may reasonably be expected to lead to, any proposal concerning an Alternative Transaction or (iv) enter into any agreement with respect to any Alternative Transaction or approve or resolve to approve any Alternative Transaction.

                    (b)    Notwithstanding the foregoing, the Company or the Company Board shall be permitted to furnish information with respect to the Company and each of its Subsidiaries and participate in discussions or negotiations regarding an unsolicited bona fide written proposal concerning an Alternative Transaction if, and only to the extent that, the Company Board determines in good faith that such Alternative Transaction could reasonably be expected to constitute a Superior Proposal, in which case the Company will not disclose any information to such person without entering into a confidentiality agreement in substantially the form of Exhibit B attached hereto. The Company shall keep Parent informed on a current basis of the status and content of any discussions regarding any offer, proposal or indication of interest concerning an Alternative Transaction and shall promptly (but in no case later than 24 hours after receipt) provide Parent with a copy of any written offer, proposal or indication of interest concerning an Alternative Transaction received (including any written agreements, arrangements, understandings, forms of agreements supplied to third parties and any applicable financial statements and evidence of any planned financing with respect to the Alternative Transaction) and a written statement with respect to any non-written proposal concerning an Alternative Transaction received, which statement shall include the identity of the parties making the proposal concerning an Alternative Transaction and the material terms thereof. As of the date hereof, the Company shall cease, and shall cause the Subsidiaries and the officers, directors, employees, representatives and other agents of the Company and its Subsidiaries, to cease, all discussions, negotiations and communications with all third parties and demand the immediate return of all confidential information previously provided to third parties, except with respect to a third party which has made a proposal as to which the Company Board has made the determinations contemplated by the first sentence of this Section 4.4(b).

                    (c)    For purposes of this Agreement, "Alternative Transaction" means, except for the Merger and the transactions contemplated hereby (including the transactions contemplated by Section 4.15 hereof), (i) a merger, consolidation, share exchange, recapitalization, liquidation or other business combination involving the Company or any of its

Subsidiaries or any of the Company Retirement Plans; (ii) the acquisition or purchase (including any repurchase or redemption by the Company or the purchase by any of the Company Retirement Plans) or any tender offer (including self-tenders or tender offer by any of the Company Retirement Plans) or exchange offer (A) of 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (B) that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries (provided that, for purposes of this clause (B), the participants of any Company Retirement Plan shall be deemed to be the beneficial owners of any shares of capital stock of the Company held in their Company Retirement Plan accounts); (iv) the acquisition or purchase of a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole; or (v) a public offering by the Company, whether on a primary or secondary basis, pursuant to an effective registration statement filed under the Securities Act, of a number of shares of capital stock of the Company equal to or in excess of 15% of the aggregate number of shares of capital stock of the Company issued and outstanding as of the date of such offering. For purposes of this Agreement, a "Superior Proposal" shall mean a bona fide written proposal to acquire directly or indirectly all the Shares then outstanding or all or substantially all of the assets of the Company which the Company Board concludes in good faith (after consultation with its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, that (x) would, if consummated, be more favorable to the Company's shareholders (in their capacities as shareholders), from a financial point of view, than the Merger and (y) is reasonably likely to be consummated without undue delay. Nothing contained in this Section 4.4 shall prohibit the Company or the Company Board from making any disclosure required by Applicable Law.

          Section 4.5.    Comfort Letters.

                    (a)    The Company shall use all reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated as of the date of the Proxy Statement and the S-4, and addressed to the Company and Parent and their respective Boards of Directors, in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement and the S-4.

                    (b)    Parent shall use all reasonable efforts to cause Deloitte & Touche LLP to deliver a letter dated as of the date of the Proxy Statement and the S-4, and addressed to Parent and the Company and their respective Boards of Directors, in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement and the S-4.

          Section 4.6.    Meeting of Company Stockholders. The Company shall take all action necessary, in accordance with Applicable Law and its certificate of incorporation and bylaws, to duly call, give notice of, convene and hold the Stockholders Meeting as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the certificate of incorporation and bylaws of the Company. The Company Board shall recommend to the Company's stockholders the approval and adoption of this Agreement and the transactions contemplated hereby; provided, however, that, subject to the provisions of Section 4.4, the Company Board may withdraw its recommendation if (i) the Company receives a Superior Proposal and, (ii) after complying with the provisions of Section 4.4, the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of its independent legal counsel, that it is required, in order to comply with its fiduciary duties, to recommend the Superior Proposal. The Company and Parent shall coordinate and cooperate with respect to the timing of such meeting and shall use their best efforts to hold such meeting as soon as practicable after the date hereof.

          Section 4.7.    Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options (i) to be approved for listing on the NYSE and (ii) to be approved for listing on each other national securities exchange on which Parent Common Stock is then listed, in each case subject to official notice of issuance, on or prior to the Effective Time.

          Section 4.8.    Access to Information.

                    (a)    Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives, and Parent will give the Company and its authorized representatives, reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably request and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request. Each party will direct all requests for information and access to a senior executive to be designated by the other party, and shall conduct such inspections and investigations in a manner that does not unreasonably interfere with the conduct of business by the other party.

                    (b)    Between the date hereof and the Effective Time, the Company shall furnish to Parent, and Parent shall furnish to the Company, within 25 business days after the end of each fiscal month (commencing with November 2002), an unaudited consolidated balance sheet of the party furnishing such information as of the end of such month and the related consolidated statements of earnings and stockholders' equity (deficit) for such period, and, within 25 business days after the end of each fiscal quarter, a statement of cash flows for the quarter then ended, each prepared in accordance with generally accepted accounting principles in conformity with the practices consistently applied by such party with respect to its monthly and quarterly financial statements. All the foregoing shall be in accordance with the books and records of the party furnishing such information and shall fairly present its consolidated financial position (taking into account the differences between the monthly and quarterly statements prepared by such party in conformity with its past practices) as of the last day of the period then ended.

                    (c)    Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement, dated as May 18, 2001 (the "Confidentiality Agreement"), between the Company and Parent.

                    (d)    The Company and its Subsidiaries shall retain and make available to Parent as of the Effective Time all current and historical insurance policies and surety bonds and all outstanding letters of credit applicable to insurance policies, all current and historical retrospectively rated insurance adjustments, all open and closed claim files, hardcopies of all historical loss runs, all premium finance agreements and all computer risk management information systems.

          Section 4.9.    Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act or similar governmental requirements, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contesting any legal proceeding relating to the Merger; and (iv) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and the Company agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

          Section 4.10.    Public Announcements. Parent and the Company will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with the NYSE as determined by Parent or the Company, as the case may be.

          Section 4.11.    Directors' and Officers' Insurance; Indemnification.

                    (a)    The certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to the indemnification than are set forth in the certificate of incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company, unless such modification shall be required by Applicable Law.

                    (b)    Parent will provide, until the sixth anniversary of the Closing Date, the directors and officers of the Company who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent coverage is unavailable, the best available coverage; provided, that Parent shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          Section 4.12.    Notification of Certain Matters.

                    (a)    The Company shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.12 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                     (b)    From the date hereof until the Effective Date, the Company shall disclose to Parent in writing any material variances from the representations and warranties contained in Article 2 promptly upon discovery thereof, and such disclosures shall supplement the Schedules so designated in the updated disclosure delivered to Parent; provided, however, that the delivery of any updated disclosure pursuant to this Section 4.12 shall not cure any breach or non-compliance or limit or otherwise affect the remedies available hereunder to Parent or Acquisition.

          Section 4.13.    Intentionally Omitted.

          Section 4.14.    State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, Parent, the Company and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          Section 4.15.    Employee Benefits; Modification of Company Retirement Plans.

                    (a)    Following the Effective Time and ending on December 31, 2003, Parent shall provide (or shall cause the Surviving Corporation to provide) individuals who are employees of the Surviving Corporation after the Effective Time ("Surviving Corporation Employees") with salary and Transition Benefits that are comparable in the aggregate to those offered to such employees by the Company immediately prior to the Effective Time, as determined in the reasonable and sole discretion of Parent; provided, however, that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall be required to maintain any particular Company Benefit Plan or any other plan, program, arrangement or agreement or portion thereof. For purposes of this Agreement, "Transition Benefits" shall mean the medical, dental, vision, life insurance and long-term disability plans.

                    (b)    Except to the extent that Parent, in its sole discretion, determines is necessary to avoid duplication of benefits, Parent shall give, or shall cause Surviving Corporation to give, (i) credit for eligibility and/or vesting purposes under Parent's Matched Asset Plan to the extent such service would be recognized for eligibility and/or vesting purposes under the Company Retirement Plans (as defined in Section 4.15(c)) (ii) credit for eligibility and/or vesting purposes under Parent's Benefit Plans that are subject to Title IV of ERISA ("Parent Defined Benefit Plans") to the extent that such service would be recognized for eligibility and/or vesting purposes under the Company's Employee Plans that are subject to Title IV of ERISA ("Company Defined Benefit Plans"), (iii) credit for vacation accruals as recorded in the Company records as of the Effective Time, and (iv)service credit for purposes of the Family and Medical Leave Act ("FMLA") to the extent such service has been credited by the Company for FMLA purposes as of the Effective Time, in all events subject to Applicable Law and the terms and conditions of Parent's Benefit Plans.

                    (c)    Following the Effective Time and after the events described in Section 4.15(g) have occurred, Parent shall cause the Company's Savings and Retirement Plan and Capital Accumulation and Retirement Plan (collectively, the "Company Retirement Plans") to be merged into the Parent's Matched Asset Plan.

                    (d)    From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) apply prior periods of health insurance coverage towards any pre-existing condition limitations pursuant to HIPAA and (ii) subject to the approval of any insurance carrier and to the extent consistent with applicable law and tax qualification requirements, provide Surviving Corporation Employees with credit for any co-payments and deductibles made during the calendar year which contains the Effective Time for purposes of satisfying any applicable co-payment and deductible requirement under any Parent Benefit Plan in which they are eligible to participate on and after the Effective Time.

                    (e)    The provisions of this Section 4.15 shall not create in any Company Employee any rights to employment or continued employment with the Parent or the Surviving Corporation or any of their respective Subsidiaries or affiliates.

                    (f)    Notwithstanding the provisions of Section 4.15(a), Parent shall cause the Surviving Corporation to honor any existing contractual obligations to provide employee benefits to the employees of DynCorp Information Systems LLC, which obligations are set forth in Schedule 4.15.

                    (g)    The Company shall use its best efforts to cause the Company Retirement Plans to be amended, prior to the Effective Time (or as soon as reasonably practicable in accordance with the terms of such Company Retirement Plans), such that (i) immediately following the Effective Time, terminated employees of the Company may receive full distribution of the assets held in their former Employee Stock Ownership Accounts (the "Company ESOP Accounts"), (ii) immediately following the Effective Time, the Cash

Consideration received in respect of Shares held in the Company ESOP Accounts shall be transferred from the Company ESOP Accounts to the Company Stock Fund investment option of the Section 401(k) accounts of affected participants in the Company Retirement Plans (the "Company 401(k) Accounts"), and (iii) following each Trigger Date (as defined below), 10.85% of the Stock Consideration received in respect of Shares then held in their Company's ESOP Accounts shall be transferred from their Company ESOP Accounts to their Company 401(k) Accounts, and (iv) Stock Consideration that is transferred from the Company ESOP Accounts to the Company 401(k) Accounts shall be subject to the rules (including transferability) that specifically govern non-Company stock investments in the Company 401(k) Accounts, and not the rules that specifically govern the Company ESOP Accounts. For purposes hereof, "Trigger Date" means the last day of the first full calendar month ending after the Closing Date and the last day of each of the first two calendar months ending thereafter; provided, however, that, if the Closing Date occurs on or before the 10th day of a calendar month and the record keeper for the Company Retirement Plans can accommodate the relevant administration and so long as the associated expenses are not material in the context of the total annual fees of the record-keeper of the relevant Company Retirement Plans, then the first Trigger Date shall be last day of the calendar month in which the Closing Date occurs.

          In connection with the merger of the Company Retirement Plans into the Parent's Matched Asset Plan as set forth in subparagraph 4.15(c) above, the Company ESOP Accounts shall become aggregated within the Parent Matched Asset Plan with the Employee Stock Ownership Plan accounts (the "Parent ESOP Accounts"), and the Section 401(k) accounts of the Company Retirement Plans shall become aggregated with the non-Matching Contribution Section 401(k) accounts of the Parent Matched Asset Plan; provided, however that such merger shall not take place until after the Stock Consideration is transferred to the Company Retirement Plan 401(k) Accounts in accordance with this subsection 4.15(g), and the Company Retirement Plan record keeper certifies it has properly allocated such Stock Consideration to the participants' Company 401(k) accounts. During the period commencing on the date of the Effective Time and ending on December 31, 2003, Parent shall not make any amendments to the Parent Matched Asset Plan that further restrict the rules governing the frequency with which particiipants may transfer Parent stock in the Matched Asset Plan 401(k) accounts between investment funds, or the amount of such transfers, except as may otherwise be required by Applicable Law.

          Section 4.16.    Affiliates. Within thirty (30) days after the date hereof, the Company shall obtain from any person who was a Company Affiliate on the date of this Agreement, a letter agreement in substantially the form of Exhibit C hereto, and shall deliver the same to Parent within such thirty-day period. The Company shall obtain from any person who may be deemed to have become a Company Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement in substantially the form of Exhibit C hereto, and shall deliver the same to Parent as soon as practicable.

ARTICLE 5

CONDITIONS TO CONSUMMATION OF THE MERGER

          Section 5.1.    Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

                    (a)    this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

                     (b)    no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger;

                    (c)    any waiting period applicable to the Merger under the HSR Act or any similar statute or regulations of foreign jurisdictions shall have terminated or expired, and any other governmental or regulatory notices or approvals required in order to consummate the transactions contemplated hereby shall have been either filed or received; and

                    (d)    the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger.

          Section 5.2.    Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                    (a)    each of the representations and warranties of Parent and Acquisition contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent to such effect;

                    (b)    each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the Closing Parent and Acquisition shall have delivered to the Company a certificate to that effect;

                    (c)    the shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; and

                    (d)    there shall have been no events, changes or effects with respect to Parent or its subsidiaries having a Parent Material Adverse Effect.

          Section 5.3.    Conditions to the Obligations of Parent and Acquisition. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

                    (a)    each of the representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), except where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company to such effect;

                    (b)    each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the Closing the Company shall have delivered to Parent a certificate to that effect;

                    (c)    the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order for the Company and its Subsidiaries to consummate the Merger, except those for which the failure to obtain such consent or approval would not, individually or in the aggregate, result in a Company Material Adverse Effect and do not materially adversely affect the ability of the Company, Parent and Acquisition to consummate the Merger;

                    (d)    Parent shall have received all of the letter agreements required to be delivered by the Company pursuant to Section 4.16;

                    (e)    Parent shall have received from the Company a certification described in Treasury Regulation Section 1.1445-2(c)(3), in form and substance reasonably satisfactory to Parent; and

                    (f)    there shall have been no events, changes or effects with respect to the Company or its Subsidiaries having a Company Material Adverse Effect.

ARTICLE 6

TERMINATION; AMENDMENT; WAIVER

          Section 6.1.    Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company or Acquisition (with any termination by Parent also being an effective termination by Acquisition):

                    (a)    by the mutual written consent of Parent and the Company;

                    (b)    by either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable or (iii) any Governmental Entity shall have taken any action prohibiting the expiration or termination of any waiting period applicable to the Merger under the HSR Act or any similar statute or regulations of foreign jurisdictions; provided, however, that (A) the party seeking to terminate this Agreement pursuant to this Section 6.1(b) shall not have breached in any material respect its obligations under Section 4.9 and (B) this Agreement may not be terminated pursuant to this Section 6.1(b) due to the nonsatisfaction of the condition set forth in Section 5.1(d);

                    (c)    by either of Parent or the Company if (i) the consummation of the Merger shall not have occurred on or before April 30, 2003 (the "Termination Date"); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 6.1(c) shall not have breached in any material respect its obligations under this Agreement;

                    (d)    by the Company:

                              (i)    if (A) the Company Board determines in good faith, based upon (among other things) the advice of outside financial advisors and outside counsel to the Company, that a bona fide written proposal concerning an Alternative Transaction constitutes a Superior Proposal, (B) the Company Board directs the Company to notify Parent in writing that it intends to enter into an agreement with respect to such Superior Proposal, attaching the most current version of all proposed written agreements, arrangements or understandings, including the forms of any agreements with third parties, and all applicable financial statements and evidence of any planned financing with respect to such Superior Proposal (and a description of all material oral agreements with respect thereof) to such notice, (C) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five-day period, and (D) the Company concurrently with such termination pursuant to this clause (d)(i) pays to Parent in immediately available funds the Termination Fee. The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification;

55

                              (ii)   if (A) there shall be a breach of any representation or warranty of Parent or Acquisition in this Agreement that is qualified as to a Parent Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of Parent or Acquisition in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Parent Material Adverse Effect, or (C) there shall be a material breach by Parent or Acquisition of any of its covenants, agreements or obligations contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the tenth (10th) business day following written notice to Parent from the Company of such breach and; provided that the Company may not terminate this Agreement pursuant to this Section 6.1(d)(ii) if the Company is in material breach of this Agreement; or

                              (iii)  subject to Section 1.8(c), if the Parent Price, as determined pursuant to Section 1.8(b)(ii) (without giving effect to the proviso thereto), is less than $28.00.

                    (e)   by Parent or Acquisition:

                              (i)    if the Board of Directors of the Company shall have (A) withdrawn, or modified or changed in a manner adverse to Parent or Acquisition, its approval or recommendation of this Agreement or the Merger, (B) recommended or approved an Alternative Transaction; or (C) failed to call the Stockholders Meeting in accordance with Section 4.6;

                              (ii)   if there shall have been a material breach by the Company of any provision of Section 4.4;

                              (iii)  if (A) there shall be a breach of any representation or warranty of the Company in this Agreement that is qualified as to Company Material Adverse Effect, (B) there shall be a breach in any material respect of any representation or warranty of the Company in this Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or would not reasonably be likely to have a Company Material Adverse Effect, or (C) there shall be a material breach by the Company of any of its covenants, agreements or obligations contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable of being cured or, if it is capable of being cured, has not been cured by the tenth (10th) business day following written notice to the Company from Parent or Acquisition of such breach; provided that Parent or Acquisition may not terminate this Agreement pursuant to this Section 6.1(e)(iii) if Parent or Acquisition is in material breach of this Agreement;

                    (f)    by either of Parent or the Company if the Stockholder Approval was not obtained at the Stockholders Meeting;

          Section 6.2.    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent or Acquisition as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Acquisition or the Company, other than the provisions of this Section 6.2, Section 4.8(c), Section 6.3 and Article X; provided that nothing herein shall relieve any party from liability for any willful breach hereof.

          Section 6.3.    Fees and Expenses.

                    (a)    If this Agreement is terminated pursuant to:

                              (i)    Section 6.1(d)(i), Section 6.1(e)(i) or Section 6.1(e)(ii); or

                              (ii)   Section 6.1(c), Section 6.1(e)(iii) or Section 6.1(f) and (A) (x) after the date hereof and prior to such termination, a proposal concerning an Alternative Transaction has been publicly announced, disclosed or communicated or submitted to the Company and (y) within twelve (12) months after such termination, the Company shall consummate or enter into an agreement with respect to any Alternative Transaction or (B) within twelve (12) months after such termination, the Company shall consummate or enter into an agreement with respect to any Alternative Transaction with any person that submitted to the Company prior to the date hereof a proposal concerning an Alternative Transaction;

then, in each case, the Company shall pay, or cause to be paid, to Parent, concurrently with the time of termination in the case of a termination described in Section 6.3(a)(i) or as promptly as is reasonably practicable (but in no event later than two business days) in the case of any other termination described in Section 6.3(a)(ii), an amount (the "Termination Fee") equal to $25 million. The parties acknowledge and agree that Parent and Acquisition would suffer direct and substantial damages in the event of any of the circumstances described in this Section 6.3(a), which damages cannot be determined with reasonable certainty. It is specifically agreed that the Termination Fee represents liquidated damages and not a penalty.

                    (b)    Upon termination of this Agreement pursuant to Section 6.1(b), the Section 6.1(d)(iii) or 6.1(f), in addition to any other remedies that Parent or Acquisition may then or later have as a result of such termination (including receipt of the Termination Fee), the Company shall reimburse Parent, Acquisition and their affiliates (not later than three business days after submission of statements therefor) for all documented out-of-pocket costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filling fees and printing expenses up to a maximum of (i) in the case of a termination pursuant to Section 6.1(d)(iii), $3 million or (ii) in the case of a termination pursuant to Section 6.1(b) or Section 6.1(f), $6 million, which amount shall be credited against the Termination Fee payable pursuant to Section 6.3(a), if any.

                    (c)    Upon termination of this Agreement pursuant to Section 6.1(d)(ii), Parent shall reimburse the Company and its affiliates (not later than three business days after submission of statements therefor) for all documented out-of-pocket costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, without limitation, financing fees, fees and expenses of counsel, accountants, investment bankers and other advisors, filling fees and printing expenses up to a maximum of $6 million.

                    (d)    The Company acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.3, and, in order to obtain such payment, the other party commences a suit that results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.3, the Company shall also pay to Parent its costs and expenses incurred in connection with such litigation.

          Section 6.4.    Amendment; Extension; Waiver.

                    (a)    This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under Applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

                    (b)    At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

MISCELLANEOUS

          Section 7.1.    Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement, provided that any remedy available to any party prior to the Effective Time based on the representations, warranties, covenants and agreements set forth herein will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after execution of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

          Section 7.2.    Expenses.

                    (a)    Subject to Section 6.3, in the event that the transactions contemplated by this Agreement are not consummated, neither the Company, on the one hand, nor Parent or Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts.

                    (b)    In the event that the transactions contemplated by this Agreement are consummated, each party shall bear its own expenses incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other advisors.

Section 7.3.    Entire Agreement; Assignment.

                    (a)     This Agreement (including the Exhibits, Schedules and other agreements and instruments delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior or contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

                    (b)    Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto (whether voluntarily, involuntarily, by operation of law, or otherwise) without the prior written consent of the other party hereto; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any direct, wholly-owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

          Section 7.4.    Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby and, to such end, the provisions of this Agreement are agreed to be severable.

          Section 7.5.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (w) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, email or otherwise, (x) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, (y) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid or (z) upon actual receipt. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Acquisition:	Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245
Attention: Hayward D. Fisk, Esq.
Telecopier: (310) 322-9767

with a copy to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071
Attention: Kenneth M. Doran, Esq.
Telecopier: (213) 229-7520

if to the Company to:	DynCorp
11710 Plaza Americas Drive
Reston, Virginia 20190
Attention: David L. Reichardt, Esq.
Telecopier: (703) 261-5074

with a copy to:	Arnold & Porter
1600 Tysons Boulevard, Suite 900
Reston, Virginia 20190
Attention: Robert Ott, Esq.
Telecopier: (703) 720-7399

or to such other address as the person to which notice is given may have previously furnished to the others in writing in the manner set forth above.

          Section 7.6.    Governing Law; Submission to Jurisdiction.

                    (a)    This Agreement and all disputes or controversies arising out of or related to this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

                    (b)    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

          Section 7.7.    Descriptive Headings; Interpretation with Respect to Schedules. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References made to any Schedule (or subsection thereof) in Articles 2 and 4 hereof shall be deemed to be references to the corresponding schedule (or subsection thereof) included in the Company disclosure schedules delivered by the Company to Parent and Acquisition prior to entering into this Agreement.

          Section 7.8.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 7.9.    Certain Definitions. For the purposes of this Agreement, the term:

                    (a)    "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                    (b)    "beneficial ownership" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act;

                    (c)    "business day" means any day other than a day on which the NYSE is closed;

                    (d)    "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

                    (e)    "knowledge" or "known" means, with respect to any matter in question, if an executive officer of the Company or Parent, as the case may be, has actual knowledge of such matter;

                    (f)    "person" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other legal entity; and

                     (g)    "modified or changed in a manner adverse to Parent or Acquisition" shall not include any announcement or communication with stockholders of the Company as required under Applicable Law that identifies, describes or discusses any Alternative Transaction so long as such announcement or communication states that the Company Board reaffirms its approval and recommendation of the Merger and this Agreement.

          Section 7.10.    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 7.11.    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of or in any party hereto.

          Section 7.12.    Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

          Section 7.13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                    IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

DYNCORP

By:	/s/ Paul V. Lombardi
Name: Paul V. Lombardi
Title: President and Chief Executive Officer

COMPUTER SCIENCES CORPORATION

By:	/s/ Paul T. Tucker
Name: Paul T. Tucker
Title: Vice President

GARDEN ACQUISITION LLC

By:	/s/ Paul T. Tucker
Name: Paul T. Tucker
Title: Vice President

SCHEDULE 1.6

Directors of Surviving Corporation

Van B, Honeycutt, Chairman

Leon J. Level

Hayward D. Fisk

EXHIBIT A-1

FORM OF RESTATED CERTIFICATE OF
INCORPORATION OF THE SURVIVING
CORPORATION

See attached.

EXHIBIT A-2

FORM OF AMENDED AND RESTATED BYLAWS OF
THE SURVIVING CORPORATION

See attached.

EXHIBIT B

FORM OF CONFIDENTIALITY AGREEMENT

[Date]

[Bidder's Name - Include all entities]

[Bidder's Address]

Attention:

Ladies and Gentlemen:

          You have requested non-public information concerning DynCorp and/or its subsidiaries, affiliates or divisions (collectively, the "Company") in connection with your consideration of a possible negotiated transaction (the "Transaction") with the Company. You acknowledge that this information is proprietary to the Company and may include trade secrets or other business information which, if disclosed, could harm the Company. In consideration for, and as a condition of, such information being furnished to you and your directors, officers, employees, agents, advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of such advisors), representatives and affiliates (collectively, "Representatives"), you agree to treat any and all information concerning the Company which is furnished to you or your Representatives (regardless of the manner in which it is furnished) now or in the future by or on behalf of the Company, together with any notes, analyses, compilations, studies, interpretations, documents or records containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, "Evaluation Material") in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions set forth in this letter agreement.

          The term "Evaluation Material" does not include information which you can show by competent proof (i) is or becomes generally available to the public other than as a result of a direct or indirect disclosure by you or your Representatives, (ii) was within your possession on a non-confidential basis prior to its being furnished to you by or on behalf of the Company or (iii) is received from a source other than the Company or any of its Representatives; provided that, in the case of (ii) and (iii) above, the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or to any other party with respect to such information.

          You hereby agree that you and your Representatives will (a) use the Evaluation Material solely for the purpose of evaluating the Transaction and not for any other purpose, (b) keep the Evaluation Material confidential and (c) not disclose any of the Evaluation Material in any manner whatsoever without the prior written consent of the Company; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of evaluating the Transaction, (ii) who are informed by you of the confidential nature of such information and (iii) who are provided with a copy of this letter agreement and agree to act in accordance with its terms to the same extent as if they were parties hereto. You will be responsible for any breach of this letter agreement by any of your Representatives and you agree to take all reasonable measures (including, but not limited to, court proceedings) to restrain your Representatives from disclosure or improper use of the Evaluation Material.

          You and your Representatives agree (except as provided below), without the prior written consent of the Company, not to disclose to any person that the Evaluation Material exists or has been made available to you, that discussions or negotiations are taking place concerning the Transaction or any other transaction involving the Company or any of the terms, conditions or other facts with respect thereto or such discussions or negotiations (including the status thereof); provided, however, that you may make such disclosure if you have the opinion of your outside legal counsel that such disclosure must be made in order for you not to commit a violation of law. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

          In the event that you or any of your Representatives are required by applicable law, regulation or legal process to disclose any of the Evaluation Material, you will promptly notify the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent you or your Representatives, as the case may be, from honoring a subpoena that seeks discovery of the Evaluation Material if (i) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Evaluation Material has been denied; provided, however, that you disclose only that portion of the Evaluation Material which your outside legal counsel advises you is legally required and that you exercise all reasonable efforts to preserve the confidentiality of the remainder of the Evaluation Material; or (ii) the Company consents in writing to having the Evaluation Material produced or disclosed pursuant to the subpoena. In no event will you, or any of your Representatives, oppose action by the Company to obtain a protective order or other relief to prevent the disclosure of the Evaluation Material or to obtain reliable assurance that confidential treatment will be afforded the Evaluation Material.

          If you determine not to proceed with the Transaction, you will promptly notify the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will either (i) promptly destroy all copies of the Evaluation Material in your or your Representative's possession or (ii) promptly deliver to the Company at your own expense all copies of the Evaluation Material in your and your Representative's possession. In addition, you agree promptly to certify to the Company that you have complied with your obligations under this paragraph. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations hereunder.

          You understand and acknowledge that neither the Company nor any of its Representatives make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives will have any liability to you or any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors or omissions therefrom. You further agree that you are not entitled to rely upon the accuracy or completeness of the

Evaluation Material and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction (the "Definitive Agreement"). The term "Definitive Agreement" does not include an executed letter of intent or any other similar written agreement, nor does it include any written or verbal acceptance of any offer or bid on your part.

          You agree that unless and until a Definitive Agreement has been executed and delivered, no contract or agreement providing for a Transaction shall be deemed to exist between you and the Company. Unless and until a Definitive Agreement has been executed and delivered, neither the Company nor you has any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this letter agreement, or any oral expression with respect to such Transaction, except, in the case of this letter agreement, for the matters specifically agreed to herein. The Company reserves the right at any time, in its sole discretion, for any reason or no reason, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, terminate discussions and negotiations with you, refuse to provide any further access to and to demand the return of the Evaluation Materials.

          Neither this paragraph nor any other provision in this letter agreement can be waived or amended except by written consent of the Company, which consent shall explicitly make such waiver or amendment. Any attempted waiver or modification in violation of this provision shall be void.

          It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

          You acknowledge that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and you consent to a court of competent jurisdiction entering an order finding that the Company has been irreparably harmed as a result of any such breach and to the granting of injunctive relief without proof of actual damages as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final non-appealable order that you or any of your Representatives have breached this letter agreement, then you will reimburse the Company for the reasonable legal fees and expenses incurred by the Company in connection with enforcing its rights hereunder, including any appeal therefrom.

          This letter agreement and all disputes or controversies arising out of or related to this letter agreement shall be governed by and construed in accordance with the internal laws of the State of [New York], without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of [New York].

          You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of [New York] and of the United States of America located in the City and County of [New York] for any actions, suits or proceedings arising out of or relating to this letter agreement and agree (i) not to commence any action, suit or proceeding relating thereto except in such courts, (ii) to waive any defenses as to personal jurisdiction of such courts over you and (iii) that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in the courts of the State of [New York] or the United States of America located in the City and County of [New York] and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          The provisions of this letter agreement shall be severable in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

          This letter agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed original, and all such counterparts shall together constitute one and the same instrument.

          Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

DynCorp

By:
Name:
Title:

Accepted and agreed as of the date
  first written above:

By:

  Name:

  Title:

EXHIBIT C

FORM OF RULE 145 AFFILIATE LETTER

[Date]

TO:	Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245
Attention: Hayward D. Fisk

Ladies and Gentlemen:

          The undersigned has been advised that as of the date hereof, the undersigned may be deemed to be an "affiliate" of DynCorp, a Delaware corporation (the "Company"), as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") dated as of December 13, 2002, among Computer Sciences Corporation ("Parent"), the Company, Garden Acquisition LLC, a Delaware limited liability company ("Acquisition"), pursuant to which Acquisition will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a subsidiary of Parent. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

          In consideration of the agreements contained herein, Parent's and Acquisition's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby represents, warrants and agrees that the undersigned will not make any sale, transfer or other disposition of any shares of common stock of Parent, par value $1.00 per share, (collectively, the "Parent Stock"), or securities convertible into or exercisable or exchangeable for Parent Stock, if such sale, transfer or other disposition is in violation of the Securities Act and the rules and regulations promulgated thereunder. The undersigned has been advised that the issuance of the shares of Parent Stock pursuant to the Merger Agreement has been registered with the SEC under the Securities Act on a registration statement on Form S-4, as amended from time to time. The undersigned has also been advised, however, that because the undersigned may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the stockholders of the Company, the Parent Stock received by the undersigned pursuant to the Merger Agreement may be disposed of by the undersigned only (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 promulgated by the SEC under the Securities Act or (iii) in reliance upon an exemption from registration that is available under the Securities Act.

          The undersigned also understands that instructions will be given to Parent's transfer agent with respect to the Parent Stock to be received by the undersigned in connection with the Merger and that there may be placed on the certificates representing such Parent Stock, or any substitutes therefor, a legend stating in substance as follows:

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"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND COMPUTER SCIENCES CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF COMPUTER SCIENCES CORPORATION."

          It is understood and agreed that the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that (a) the sale, transfer or other disposition of the securities represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of the securities under the Securities Act and (b) the securities to be so sold, transferred or otherwise disposed of may be publicly offered, sold and delivered by the transferee thereof without compliance with the registration provisions of the Securities Act.

          The undersigned further understands and agrees that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Stock by the undersigned or on the undersigned's behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          Execution of this letter should not be considered an admission on the undersigned's part that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an "affiliate" on or after the date of this letter.

          This letter agreement constitutes the complete understanding between Parent and the undersigned concerning the subject matter hereof. The undersigned acknowledges having carefully reviewed this letter agreement and understands the requirements hereof and the limitations imposed upon the sale, transfer or other disposition of Company stock and Parent Stock. Any notice required to be sent to either party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This letter agreement shall be governed by and construed and interpreted in accordance with, the laws of the State of Delaware.

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          If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

Very truly yours,

By:
Name:
Address:

Accepted this day
of ,

Computer Sciences Corporation

By:
Name:
Address:

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